  THIS PROSPECTUS IS BEING FILED PURSUANT TO RULE 424(B)(4) OF THE RULES AND
   REGULATIONS PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND
              RELATES TO REGISTRATION STATEMENT NUMBER 333-17681

                       [LOGO] GROUP LONG DISTANCE, INC.
                       1,250,000 SHARES OF COMMON STOCK
                                      AND
                         1,250,000 REDEEMABLE WARRANTS
                           ------------------------

    The Company is offering hereby 1,250,000 shares of Common Stock (the 'Common Stock') and redeemable warrants to purchase 1,250,000 shares of Common Stock (the 'Redeemable Warrants'). The shares of Common Stock and Redeemable Warrants (sometimes hereinafter collectively referred to as the 'Securities') may be purchased separately and will be separately transferable immediately upon issuance. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.40, subject to adjustment in certain circumstances, at any time commencing March 24, 1998 through and including March 24, 2000. The Redeemable Warrants are redeemable by the Company, upon the consent of LT Lawrence & Co., Inc. (the 'Representative') at any time commencing March 24, 1998, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock equals or exceeds 125% of the then effective exercise price of the Redeemable Warrants for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day immediately prior to the notice of redemption. The Redeemable Warrants will be exercisable until the close of business on the date fixed for redemption. See 'Description of Securities.'

    Prior to this offering, there has been a limited trading market for the Common Stock and no public market for the Redeemable Warrants, and there can be no assurance that any regular market will develop. The Common Stock was traded on the OTC Bulletin Board under the symbol 'GLDT.' The last reported sale price for the Common Stock on March 21, 1997 was $5.25. The Common Stock and the Redeemable Warrants will be quoted on the Nasdaq SmallCap Market ('Nasdaq') under the symbols 'GLDI' and 'GLDIW,' respectively and on the Boston Stock Exchange (the 'BSE') under the symbols 'GLP' and 'GLPW,' respectively. The offering prices of the Common Stock and the Redeemable Warrants have been determined pursuant to negotiations between the Company and the Representative and do not necessarily relate to the Company's book value or any other established criteria of value. See 'Price Range of Common Stock' and 'Underwriting.'

    Concurrently with this offering, 350,000 shares of Common Stock issuable upon exercise of warrants (the 'Tel-Save Warrants') are being registered at the Company's expense for sale by Tel-Save Holdings, Inc. (the 'Selling Shareholder'), an affiliate of Tel-Save, Inc., pursuant to a separate prospectus. The shares offered by the Selling Shareholder are not part of the underwritten offering and may not be offered or sold prior to twelve months from the date of this Prospectus without the prior written consent of the Representative. See 'Concurrent Offering.'

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
       AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY

       INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
            SEE 'RISK FACTORS' BEGINNING ON PAGE 7 AND 'DILUTION.'
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                                       PUBLIC              AND COMMISSIONS(1)            COMPANY(2)
Per Share...................................           $4.50                      $.45                     $4.05
Per Redeemable Warrant......................            $.10                      $.01                      $.09
Total(3)....................................         $5,750,000                 $575,000                 $5,175,000

(1) In addition, the Company has agreed to pay to the Representative a 3% nonaccountable expense allowance and to sell to the Representative warrants (the 'Representative's Warrants') to purchase 125,000 shares of Common Stock and/or 125,000 Redeemable Warrants. The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'

(2) Before deducting expenses, including the nonaccountable expense allowance in the amount of $172,500 ($198,375, if the Underwriters' over-allotment option is exercised in full), estimated at $657,500, payable by the Company.

(3) The Company has granted the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an aggregate of 187,500 additional shares of Common Stock and/or 187,500 additional Redeemable Warrants on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total price to the public, underwriting discounts and commissions and proceeds to the Company will be $6,612,500, $661,250 and $5,951,250, respectively. See 'Underwriting.'
                            ------------------------

    The shares of Common Stock and Redeemable Warrants are being offered subject to prior sale, when, as and if delivered to and accepted by the several Underwriters and subject to approval of legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock and Redeemable Warrants offered hereby will be made against payment therefor at the offices of the Representative, 3 New York Plaza, New York, New York 10004, on or about March 31, 1997.
                            ------------------------
                             LT LAWRENCE & CO., INC.

                THE DATE OF THIS PROSPECTUS IS MARCH 24, 1997

     Notice to California Investors. Each purchaser of Common Stock or Redeemable Warrants in California must be an 'accredited investor,' as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), or satisfy one of the following suitability standards: (i) minimum annual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON STOCK AND REDEEMABLE WARRANTS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK AND REDEEMABLE WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Redeemable Warrants, the Underwriters' over-allotment option or the Representative's Warrants and (ii) gives effect to the increase in the Company's authorized capital stock. See 'Description of Securities' and 'Underwriting.'

                                  THE COMPANY

     Group Long Distance, Inc. (the 'Company') provides long distance telephone and other telecommunications services and products to approximately 41,000 customers as of January 31, 1997. The Company's customers are primarily small and medium-sized businesses located principally in the Southeastern United States. In addition to its basic '1 plus' and '800' long distance services, the Company offers local, Internet, international call-back, e-mail and data services and prepaid long distance calling cards. The Company markets its services and products primarily through independent distributors, agents and telemarketers. The Company's sales increased by 30% to $12.4 million for the fiscal year ended April 30, 1996 from the prior fiscal year and increased by 86% to $17 million for the nine months ended January 31, 1997 from the corresponding prior period.

     The Company has entered into agreements with long distance carriers and other service providers, including Tel-Save, Inc. ('Tel-Save'), WorldCom/LDDS Inc. ('WorldCom'), Intermedia Communications Inc. ('ICI') and UUNET Technologies, Inc. ('UUNET'), to provide its customers with service rates which the Company believes are generally less than those that can be obtained by its customers directly from carriers. For the nine months ended January 31, 1997, approximately 72% of the Company's sales were generated by calls and services carried on the AT&T network through Tel-Save utilizing AT&T's operator and billing services. The Company has commenced placing new customers on Tel-Save's newly acquired network of state-of-the-art AT&T 5 ESS 2000 digital switches.

     In July 1996, the Company acquired Adventures-in-Telecom, Inc. ('AIT') with a customer base of approximately 30,000 small businesses in consideration of $5,271,230 in cash and the issuance of 155,000 shares of Common Stock (the 'AIT Acquisition'). In December 1996, the Company accelerated the amortization of the acquisition costs of the AIT customer base due to significant customer attrition, resulting in $1,696,869 of additional amortization expense and a net loss of $2,148,402 for the nine months ended January 31, 1997. Customer attrition was primarily attributable to the Company's inability to implement customer service and retention programs, including delays in provisioning (activation of new customers), as well as increased competition. In connection with the AIT Acquisition, the Company entered into an agreement with Tel-Save pursuant to which the Company borrowed $5,521,230 from Tel-Save primarily to finance the purchase price of the acquisition (the 'Acquisition Loan').

     The domestic long distance market in the United States has experienced an annual revenue growth rate of approximately 7.4% from 1984 through 1995. The

Company believes that this growth is a result of increased usage resulting from declining per minute costs, increased data transmission needs of customers and businesses and the popularization of products such as facsimile machines, '800' services and Internet access. The Company expects these factors to continue to result in increased usage of long distance services in the future. In addition, the Company believes that the Southeastern United States is continuing to experience a high level of economic and population growth which the Company anticipates will result in an overall increase in demand for long distance and telecommunications services in this area.

     The Company intends to actively pursue a strategy of continued growth and will seek to expand the distribution of its services and products and maximize penetration of new and existing geographic markets. Key elements of the Company's growth strategy include:

          o Expand Distribution Channels. The Company intends to expand its marketing activities by increasing the number of direct sales personnel and in-house telemarketers as well as independent agents, distributors and telemarketers. By expanding these distribution channels, the Company will seek to maximize exposure of its services and products.

          o Emphasize Product and Service 'Bundling.'   The Company has
            increasingly emphasized bundling of its basic long distance services with other services and products, such as local telecommunications access, Internet access and fax broadcast services. The Company believes that if it is successful in bundling its services, it may increase revenue per customer and decrease customer attrition. The Company also believes that service bundling will be attractive to small businesses seeking to obtain a variety of services from one provider.

          o Develop Strategic Marketing Relationships.   The Company intends to
            continue to develop strategic marketing relationships with entities such as Scrip Plus Inc. ('Scrip'), a large fundraising and educational consulting company, and with retail outlets to expand distribution of its basic '1 plus' and '800' services as well as its prepaid calling cards.

          o Improve Operating and Network Efficiencies.   The Company has agreed
            to place new customers' domestic switched, '1 plus' and '800' services on Tel-Save's One Better Network ('OBN'), which will utilize the new AT&T 5 ESS 2000 digital switches. The Company believes that, upon successful transition of its customer base, the increased efficiency of these switches may ultimately shorten the Company's provisioning, billing and collection cycles.

          o Expand Through Acquisitions. The Company operates in a highly fragmented segment of the telecommunications industry and regularly evaluates possible acquisition opportunities. The Company may seek to acquire smaller resellers and customer bases in order to expand the distribution of its products and services and maximize penetration in new and existing geographic markets. The Company believes its existing infrastructure, including customer service, collections, provisioning and carrier agreements, may position the Company to acquire customer bases with little corresponding increase in overhead costs.

     Although the Company has identified potential areas for expansion, there can be no assurance that the Company will be able to successfully expand its operations.

     The Company was incorporated under the laws of Florida in September 1995 by ITC Integrated Systems, Inc. ('ITC'), an unaffiliated third party, under the name Second ITC Corporation ('Second ITC') as the successor to the business of Group Long Distance, Inc. ('GLD'), which was incorporated under the laws of Florida in July 1990. In November 1995, GLD was merged into Second ITC and Second ITC simultaneously changed its name to Group Long Distance, Inc. The address of the Company's principal office is 1451 West Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33309. The Company's telephone number is (954) 771-9696. Unless otherwise indicated, all references in this Prospectus to the Company include GLD, the Company's predecessor, and the Company's wholly-owned subsidiaries.

                              RECENT DEVELOPMENTS

     In January 1997, the Company purchased from Great Lakes Telecommunications Corp. ('Great Lakes'), a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code (i) a customer base consisting of approximately 7,000 customers that were subject to an agreement between Great Lakes and Tel-Save and (ii) a warrant to purchase 200,000 shares of Common Stock of Tel-Save in consideration of $1,200,000 in cash. In connection with such acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased the warrants from the Company in consideration of $1,800,000 and credited the Company with such amount ($1,200,000 to repay the loan made in January 1997 and $600,000 to reduce the outstanding principal balance under the Acquisition Loan). See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Certain Transactions.'

                                  THE OFFERING

Securities offered................................  1,250,000 shares of Common Stock and 1,250,000 Redeemable
                                                    Warrants.

Common Stock outstanding after the offering.......  3,462,354 shares(1)

Redeemable Warrants:
  Number to be outstanding after the offering.....  1,250,000 Redeemable Warrants.

  Exercise terms..................................  Exercisable commencing March 24, 1998, each to purchase one share of Common Stock at a price of $5.40 per share, subject to adjustment in certain circumstances. See 'Description of
                                                    Securities--Redeemable Warrants.'

  Expiration date.................................  March 24, 2000.

  Redemption......................................  Redeemable by the Company, upon the consent of the
                                                    Representative, at any time commencing March 24, 1998, upon notice of not less than 30 days, at a price of $.10 per
                                                    Warrant, provided that the closing bid quotation of the Common
                                                    Stock equals or exceeds 125% of the then effective exercise price of the Redeemable Warrants for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day immediately prior to the notice of
                                                    redemption. The Redeemable Warrants will be exercisable until the close of business on the date fixed for redemption. See
                                                    'Description of Securities--Redeemable Warrants.'

Use of Proceeds...................................  The Company intends to use the net proceeds of this offering for marketing and sales and the balance for working capital and general corporate purposes, including potential
                                                    acquisitions of resellers and customer bases. See 'Use of
                                                    Proceeds.'

Risk Factors......................................  The Securities offered hereby are speculative and involve a high degree of risk and immediate and substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See 'Risk Factors' and
                                                    'Dilution.'

Nasdaq Symbols:
  Common Stock....................................  GLDI
  Redeemable Warrants.............................  GLDIW

BSE Symbols:
  Common Stock....................................  GLP
  Redeemable Warrants.............................  GLPW


------------------

(1) Does not include: (i) 350,000 shares of Common Stock issuable upon exercise of the Tel-Save Warrants at a weighted average exercise price of $5.64 per share; (ii) 76,216 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.23 per share;
    (iii) 526,500 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plan (the 'Stock Option Plan') at an exercise price of $5.0625 per share; and (iv) 73,500 shares reserved for the exercise of options available for future grant under the Stock Option Plan. See 'Management--Stock Option Plan.'

                             SUMMARY FINANCIAL DATA

                                    FISCAL YEAR ENDED APRIL 30,                       NINE MONTHS ENDED JANUARY 31,
                       ------------------------------------------------------    ----------------------------------------
                                                              1996                                        1997
                                                   --------------------------                  --------------------------
                                                                      PRO                                         PRO
                          1994          1995         ACTUAL        FORMA(2)         1996        ACTUAL(1)      FORMA(2)
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
STATEMENT OF
  OPERATIONS DATA:
Sales...............   $7,784,112    $9,538,095    $12,364,643    $36,867,160    $9,194,209    $17,098,542    $18,648,430
Cost of sales.......    5,086,764     6,992,817      9,009,131     26,615,705     6,733,615     12,512,943     13,633,388
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
Gross profit........    2,697,348     2,545,278      3,355,512     10,251,455     2,460,594      4,585,599      5,015,042
Selling, general and
  administrative....    2,336,048     2,074,127      2,835,316      4,893,881     1,991,164      3,354,065      3,489,809
Depreciation and
  amortization......        4,611        16,070        133,281      4,375,281        53,730      3,072,544      3,426,044
Interest expense,
  net...............       20,441        22,177         19,050        361,050        12,654        307,392        335,631
Earnings (losses)
  before income
  taxes.............      336,248       432,904        367,865        621,243       403,046     (2,148,402)    (2,236,442)
Income taxes........      136,653       151,000        169,900        718,565       154,030             --             --
Income (loss) before
  extraordinary
  item..............      199,595       281,904        197,965        (97,322)      249,016     (2,148,402)    (2,236,442)
Extraordinary item
  (3)...............      517,653            --             --             --            --             --             --
Net income (loss)...   $  717,248    $  281,904    $   197,965    $   (97,322)   $  249,016    $(2,148,402)   $(2,236,442)
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
Net income (loss)
  per share
  Before
    extraordinary
    item............   $      .12    $      .15    $       .10    $      (.04)   $      .13    $      (.97)   $      (.99)
  Extraordinary
    item............          .30            --             --             --            --             --             --
  Total per share...   $      .42    $      .15    $       .10    $      (.04)   $      .13    $      (.97)   $      (.99)
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
Weighted average
  shares outstanding
  (4)...............    1,693,995     1,840,250      2,018,474      2,173,474     2,059,025      2,222,917      2,261,822
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
                       ----------    ----------    -----------    -----------    ----------    -----------    -----------
OTHER OPERATING

  DATA:
EBITDA (5)..........   $  361,300    $  471,151    $   520,196    $ 5,357,574    $  469,430    $ 1,231,534    $ 1,525,233

                                                                                                             JANUARY 31, 1997
                                                                            APRIL 30,                   --------------------------
                                                              --------------------------------------                       AS
                                                                 1994          1995          1996         ACTUAL       ADJUSTED(6)
                                                              ----------    ----------    ----------    -----------    -----------
BALANCE SHEET DATA:
Working capital (deficit)..................................   $   (8,779)   $    7,772    $ (851,072)   $(1,887,347)   $2,976,100
Total assets...............................................    1,400,570     1,849,880     2,740,411      8,788,761    13,291,261
Short-term debt............................................      606,867       553,633       664,187      2,495,636     2,495,636
Long-term debt.............................................      375,417       160,000        98,727      2,613,550     2,613,550
Stockholders' equity (deficit).............................   $ (375,892)   $  (13,988)   $  188,641    $  (274,761)   $4,227,739

------------------
(1) Includes the operations of AIT since June 1996.
(2) The unaudited pro forma consolidated financial statements have been prepared to give effect to the AIT Acquisition as if it had occurred at the beginning of each of the periods presented. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein should not be viewed as indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. See 'Pro Forma Financial Statements.'
(3) This extraordinary item relates to settlement agreements with AT&T, which resulted in a reduction in carrier trade payables and a corresponding gain after taxes of $517,653. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'
(4) See Note B to Notes to Financial Statements.
(5) As used herein, 'EBITDA' is defined as net income or loss plus depreciation expense, amortization expense, interest expense, income taxes and other non-cash charges, minus extraordinary income and gains and non-cash income, if any, and plus extraordinary losses, if any. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(6) As adjusted to give effect to the sale of the shares of Common Stock and Redeemable Warrants offered hereby (after deducting estimated offering expenses and underwriting discounts and commissions), and the initial application of the estimated net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'

                                  RISK FACTORS


     The Securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

     Limited Historical Profitability; Recent Loss; Anticipated Future
Losses. The Company operates on a low-margin basis and has achieved limited historical profitability. For the nine months ended January 31, 1997, the Company incurred a net loss of $2,148,402, primarily as a result of an accelerated amortization charge of $1,696,869 relating to higher than anticipated attrition of the AIT customer base. Losses are continuing through the date of this Prospectus. Inasmuch as the Company will continue to have a high level of operating expenses following the consummation of this offering and will incur additional amortization expenses of $1,414,057 relating to the AIT customer base through June 1, 1997, the Company anticipates it will, in all likelihood, incur a significant loss for the year ended April 30, 1997. Increased competition, customer attrition and service delays have had and could continue to have a material adverse effect on the Company's operating results. There can be no assurance that the Company will not continue to incur significant losses or that the Company will be able to achieve profitable operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Financial Statements.

     Significant Capital Requirements; Dependence on Offering Proceeds; Working Capital and Stockholders' Deficits; Possible Need For Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company is dependent on the proceeds of this offering or other financing to fund its cash requirements necessary to finance its anticipated growth in accounts receivable and reduce its working capital deficit. At January 31, 1997, the Company had a working capital deficit of $1,887,347 and a stockholders' deficit of $274,761. Based on the Company's currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or projected cash flow prove to be insufficient to fund operations (due to unanticipated expenses, operating difficulties or otherwise), the Company could be required to seek additional financing or curtail its operations. While the Company has relied on advances from Tel-Save, the Company has no current arrangements with respect to, or sources of, additional financing and Tel-Save has not committed to provide any portion of the Company's future financing requirements. There can be no assurance that any such additional financing will be available to the Company on commercially reasonable terms, or at all. In light of the Company's limited resources, its anticipated expenses and the competitive environment in which it operates, any inability to obtain additional financing, if required, would have a material adverse effect on the Company. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Significant Outstanding Indebtedness; Loan Covenants and Security Interests; Payment Defaults. The Company has incurred substantial indebtedness in relation to its equity capital. In connection with the AIT Acquisition in July 1996, the Company entered into an agreement with Tel-Save pursuant to which it borrowed an aggregate amount of $5,521,230 primarily to finance the purchase price of the acquisition. At January 31, 1997, approximately $3 million was outstanding under the Acquisition Loan. The Company's loan agreement with Tel-Save was amended in February 1997 to provide for the repayment of the balance of the Acquisition Loan in equal monthly installments of $125,000 together with interest, commencing after September 1997, provided that this offering is consummated by April 15, 1997. In the event that this offering is not consummated by such date, the entire principal amount of and accrued interest on the Acquisition Loan becomes due and payable. There can be no assurance that the Company will have the financial resources to satisfy such obligation. All of the Company's assets (including the capital stock of AIT) are pledged to Tel-Save as collateral and the Company is prohibited from creating liens or security interests on the Company's assets, which could limit the Company's ability to secure future financing. In the event of a default by the Company on its obligations to Tel-Save, Tel-Save could elect to require the Company and its directors to cause Tel-Save's designees to be appointed to and constitute a majority of the Board of Directors of the Company and/or declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets, which would result in a change of control of the Company. The Company was not in compliance with respect to its payment obligations and certain provisions of its partition agreement with Tel-Save as of December 31, 1996. Tel-Save has waived such non-compliance and, as of the date of this Prospectus, the Company is in compliance with its obligations or has otherwise obtained the necessary waivers or consents from Tel-Save. The Company also is indebted to WorldCom in the amount of approximately $1,200,000 at January 31, 1997, which is secured by the Company's assets (including receivables) relating to the provision of long distance services by WorldCom to the Company's customers and the Company is currently in default under its payment obligations to AT&T in an amount of approximately $548,000. In addition, of the Company's accounts payable at January 31, 1997 of $3,423,739, the Company owed approximately $1,500,000 to Tel-Save (approximately $2,100,000 at March 21, 1997). The Company has not allocated any portion of the proceeds of this offering to repay any such indebtedness. To the extent the Company is required to use a significant portion of such proceeds to repay such indebtedness, the Company will have less resources available to it for other purposes, which could have a material adverse effect on the Company. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Dependence on Tel-Save and Third-Party Carriers; Possible Service Interruptions and Equipment Failures. The Company does not own or operate any transmission facilities and is dependent on a limited number of long distance carriers and numerous regional and local telephone companies to provide access to long distance telephone and Internet service on a cost-effective basis. The Company has entered into agreements with long distance carriers to provide access to telephone lines and transmission facilities necessary to transmit customer calls. For the year ended April 30, 1996, long distance calls carried by Tel-Save (through AT&T) and WorldCom accounted for approximately 61% and 31%, respectively, of the Company's revenues. For the nine months ended January 31,

1997, long distance calls carried by Tel-Save (through AT&T), WorldCom and ICI accounted for approximately 72%, 21% and 5%, respectively, of the Company's revenues. The Company's agreement with Tel-Save requires the Company, subject to certain exceptions, to provide domestic switched, '1 plus' and '800' services to all of the Company's new customers through Tel-Save's newly acquired AT&T digital switching equipment, and grants Tel-Save the right to reprovision certain of the Company's existing customers on its new network. Such arrangements will significantly increase the Company's dependence on Tel-Save for the transmission of customer calls. Tel-Save's newly acquired digital switching equipment has only recently become operational, which has resulted in material delays in provisioning the Company's new customers. There can be no assurance that the transition of the Company's customer base to Tel-Save's network will be successful or that the Company will not continue to be subject to material delays or other difficulties in connection with provisioning new customers. Poor performance by Tel-Save or a decline in Tel-Save's economic prospects could have an adverse affect on the Company's future operating results. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks on favorable terms and believes that its relationships with its carriers are satisfactory, any increase in the rates charged by carriers would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such facilities and networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations.

     In addition, the Company's operations require that its carrier switching facilities and long distance networks operate on a continuous basis. There can be no assurance that third-party switching facilities and long distance networks will not from time to time experience service interruptions or equipment failures or that Tel-Save's new switching equipment, which employs new technologies that have not been used extensively, will prove to be reliable in widespread commercial use. Service interruptions and equipment failures resulting in material delays would adversely affect consumer confidence as well as the Company's business operations and reputation. See 'Business--Long Distance Service Providers.'

     Dependence On Timely and Accurate Call Data Records; Billing and Payment Disputes. The Company is dependent upon the timely receipt and accuracy of call data records provided to it by its carriers. There can be no assurance that accurate information will consistently be provided by carriers or that such information will be provided on a timely basis. Failure by carriers to provide timely and accurate call detail would increase the length of the Company's billing and collection cycles and adversely affect its operating results. Due principally to numerous billing rates and discounts which must be applied by carriers to the calls completed by the Company's customers and the timing of customer addition and termination, the Company has had disagreements with its carriers concerning the amounts invoiced for its customers' traffic. The Company pays its long distance carriers according to the Company's calculation of the charges applicable to the calls attributed to the Company based on computer tape records of all such calls provided by carriers which may not always reflect current rates.

Accordingly, a carrier may consider the Company to be in arrears in its payments until the amount in dispute is resolved. In particular, the Company has had disputes with AT&T which resulted in a settlement pursuant to which the Company's indebtedness to such carrier was reduced and committed to a payment schedule. The Company is in default under its payment obligations to AT&T and, as of January 31, 1997, owed AT&T approximately $548,000. The Company unsuccessfully attempted to negotiate a new payment schedule or settlement with AT&T and there can be no assurance that AT&T will not seek to enforce its rights against the Company. In June and December 1996, the Company converted certain accounts payable to WorldCom into a promissory note in the aggregate principal amount of $1,253,798. There can be no assurance that future disputes with carriers will not arise or that such disputes will be resolved in a manner favorable to the Company. In addition, the Company is required to maintain sophisticated billing and reporting systems to service the large volume of calls placed over the WorldCom, ICI and other long distance networks. There can be no assurance that the Company's billing and management systems will be sufficient to provide the Company with accurate and efficient billing and order processing capabilities. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business--Long Distance Service Providers' and '--Operations and Customer Billing Service.'

     Outstanding Accounts Receivable; Collection and Credit Risks. The Company's accounts receivable, less allowance for doubtful accounts, were $2,998,096 at January 31, 1997 as compared to $1,201,710 at April 30, 1996. Of the Company's accounts receivable at January 31, 1997, approximately $1,200,000 were more than 90 days outstanding. Accounts receivable averaged 45 days of sales for the year ended April 30, 1996, as compared to 59 days through January 31, 1997. Increased accounts receivable days outstanding has required the Company to use substantial working capital to finance receivables, which has materially adversely affected its liquidity and working capital position. At January 31, 1997, the Company's allowance for doubtful accounts was approximately $1,045,000, as compared to approximately $358,000 at April 30, 1996, which the Company believes is currently adequate for the size and nature of its receivables. Nevertheless, delays in collection or uncollectibility of accounts receivable could continue to have a material adverse effect on the Company's liquidity and working capital position and could require the Company to continually increase its allowance for doubtful accounts. Furthermore, as the Company seeks to expand its customer base through internal growth and potential acquisitions, the Company will be required to continually evaluate and assess the creditworthiness of new customers. Any inability to properly assess potential credit risks could also have a material adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Minimum Volume Commitments. The Company has entered into multiple-year service agreements with Tel-Save, WorldCom and ICI and short-term agreements with other suppliers of long distance telecommunication services. To obtain favorable forward pricing from its underlying carriers, the Company has committed to purchase certain minimum volumes of long distance services during stated periods. For the year ended April 30, 1996 and the nine months ended January 31, 1997, these commitments aggregated approximately $3,200,000 and $5,742,000, respectively. The Company's agreement with Tel-Save currently requires the Company to commit to a minimum volume of $100,000 per month or pay the amount billed plus a surcharge of $5,000 for such month. Such minimum purchase commitment will increase to $3,000,000 per month commencing November 1, 1997. Such commitment, coupled with the Company's agreement to provide domestic switched, '1 plus' and '800 services' to new customers through Tel-Save, could adversely affect the Company's ability to satisfy minimum volume purchase commitments to other carriers in the future. The Company's agreement with WorldCom requires the Company to pay the greater of the actual amount billed or a minimum of $500,000 per month, increasing to $750,000 per month in April 1997 and $1,000,000 per month in August 1997. The Company's agreement with ICI requires the Company to purchase a minimum volume of $250,000 per month. The Company has in the past obtained relief from its carriers for shortfalls in meeting its volume commitments. There can be no assurance that the Company will continue to satisfy minimum volume commitments in the future or that its carriers will provide relief with respect to any shortfalls. Failure to satisfy such commitments could have a material adverse effect on the Company's operating margins and results of operations. In addition, because the Company has commitments to purchase fixed volumes of use at predetermined rates, if carriers were to lower the rates made available to the Company's target market without a corresponding reduction in the Company's rates, the Company could be materially adversely affected. See 'Business--Long Distance Service Providers.'

     Customer Attrition. The Company's operating results are significantly affected by customer attrition rates. Customers are not obligated to purchase any minimum usage and may discontinue service without penalty at any time. There can be no assurance that customers will continue to purchase long distance or other services through the Company in the future or that the Company will not be subject to increased customer attrition rates. The Company believes that a high level of customer attrition in the industry is primarily a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors, as well as the termination of service for non-payment. The Company typically experiences higher customer attrition rates during the first year following the acquisition of a customer base from other resellers. The Company believes that this is due to increased customer exposure to competitors during the transition to the Company's services. The Company recently acquired the AIT customer base and originally recorded an asset of approximately $6.6 million at July 31, 1996, of which approximately $5.6 million (net of receivables, marketing advances to agents and an adjustment in the number of shares issued) was to be amortized at the rate of 30%, 25%, 20%, 15% and 10%, respectively, over a five-year period. The Company experienced an attrition rate of approximately 50% during the eight-month period ended January 31, 1997 relating to this customer base. As a result, in December 1996, the Company accelerated the amortization of the acquisition costs of such customer base to the rate of 75% for the first year ($4,242,000), which had a material adverse effect on the Company's operating results for the nine months ended January 31, 1997. The Company expects to amortize the balance of customer acquisition costs of $1,414,057 at the end of the first year, at a rate of 15% and 10%, respectively, over the second and third years. There can be no assurance that the assumed attrition rates underlying the Company's amortization schedule will prove to be accurate or that customer attrition rates will not increase in the future. Any significant increase in customer attrition rates resulting in increased amortization expense will continue to have a material adverse effect on the Company's operating results. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Competition; Evolving Industry Standards, Technological Trends and Changing Regulation. The Company faces intense competition in the marketing and sale of its services and products. The Company's long distance, prepaid long distance calling cards, Internet and other services and products compete for consumer recognition with other long distance, calling card, Internet and other services and products which have achieved significant international, national and regional consumer loyalty. Many of these services and products are marketed by companies which are well-established, have reputations for success in the development and sale of services and products and have significantly greater financial, marketing, distribution, personnel and other resources than the Company. These resources permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new services and products. Certain of these competitors, including AT&T, MCI Telecommunications Corporation ('MCI') and Sprint Corporation ('Sprint'), dominate the industry and have the financial resources to enable them to withstand substantial price competition which has continued to increase. These and other large telephone companies have also entered or have announced their intention to enter into the prepaid phone card and Internet segments of the telecommunications industry. Because the reseller segment of the telecommunications industry has no substantial barriers to entry, competition from smaller resellers in the Company's target markets is also expected to continue to increase significantly. The markets for telecommunications services and products are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone services and products and prepaid phone cards employing alternative 'smart' card technologies, may reduce demand for traditional land-line long distance telephone services generally and the Company's services in particular. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry, including changes in customer preferences, business and demographic trends, unfavorable general economic conditions and discount pricing strategies by competitors.

     Recent regulatory changes may also result in significantly increased competition. In October 1995, the FCC terminated AT&T's designation as a dominant carrier, which will make it easier for AT&T to compete directly with the Company for low volume commercial long distance customers. Also, the recently adopted 1996 Telecommunications Act is designed to introduce increased competition in domestic telecommunications markets by facilitating the entry of any entity (including cable television companies and utilities) into both the long distance and local telecommunications markets. Consequently, such act increases the potential for increased competition by permitting long distance and regional carriers to compete in local markets and well-established and well-capitalized Regional Bell Operating Companies and local exchange carriers to compete directly against the Company in long distance markets. There can be no assurance that the Company will be able to continue to compete successfully, particularly as it seeks to enter into new markets and market new services and products. See 'Business--Competition' and '--Government Regulation.'

     Regulatory Factors. Long distance telecommunications services are subject to regulation by the Federal Communications Commission (the 'FCC') and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate, international and intrastate telecommunications services and require the Company to obtain FCC approval and to file tariffs for international service with the FCC and obtain approval for intrastate service provided in most of the states in which it markets its services. Changes in existing laws and regulations, particularly regulations resulting in increased price competition, may have a significant impact on the Company's business activities and on the Company's future operating results. The Company provides interstate and international long distance service in all or some portions of 50 states for which the Company has filed a tariff with FCC. The Company is authorized, pursuant to state regulations, certifications, tariffs or notifications or on an unregulated basis, to provide intrastate service in 42 states and is in the process of obtaining authorization in 4 additional states. There can be no assurance that the Company will be able to obtain the required licenses or approvals in the future or that the FCC or state regulatory authorities will not require the Company to comply with more stringent regulatory requirements. The Company is also subject to FCC and Federal Trade Commission regulation and other federal and state laws relating to the promotion, advertising, telemarketing and direct marketing of its services and products. Certain marketing practices, including the means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased federal and state regulatory review. Increased scrutiny could adversely affect proposed telemarketing activities, the transitioning of new customers and the acquisition of new customer bases. Furthermore, amendments to existing statutes and regulations or adoption of new statutes and regulations could require the Company to alter methods of operation or obtain additional approvals. There can be no assurance that the Company will be able to comply with applicable laws, regulations and licensing requirements. Failure to comply with applicable laws, regulations and licensing requirements could result in civil penalties, including substantial fines, and certificates of authority may be conditioned, modified, cancelled, terminated or revoked, any of which could have a material adverse effect on the Company.

     The tariffs of non-dominant carriers, such as the Company, are presumed lawful and are seldom contested, although those tariffs and the rates and charges they specify are subject to FCC review. Prior to a January 1995 court decision, domestic non-dominant carriers were allowed by the FCC to file tariffs with a 'reasonable range of rates' instead of the detailed schedules of individual charges required of dominant carriers. After such court decision, which required detailed rate schedules for domestic offerings in their tariffs, the Company and most of its competitors relied on the FCC's past practice of allowing relaxed tariff filing requirements for non-dominant carriers and did not maintain the required detailed rate schedules. Until the two-year statute of limitations expires, the Company could be held liable for damages for its failure to do so, although it believes that such an outcome is highly unlikely and would not have an adverse effect on it. In order to recover damages, a competing telecommunications provider would need to demonstrate that the Company's failure to file detailed rate schedules caused that other service provider to lose customers and that the Company should be held liable for the damages. The possible extent of such damages, if any, cannot be determined by the Company. Furthermore, in October, 1996, the FCC adopted an order which required nondominant, interstate, interexchange carriers, such as the Company, to withdraw their tariffs, insofar as such tariffs apply to interstate services (the 'Detariffing Order'). On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit granted motions for stay of the Detariffing Order, pending judicial review. According to a March 6, 1997 FCC Public Notice, the result of this stay is that the tariffing rules in place prior to the effectiveness of the Detariffing Order are in effect, and nondominant carriers providing interstate, domestic interexchange services continue to be required to file tariffs pursuant to the FCC's Rules. Nondominant interexchange carriers that have already cancelled tariffs for interstate, domestic interexchange services must refile those tariffs in accordance with the FCC's rules. In addition, carriers that have started to provide new interstate, domestic interexchange services on a detariffed basis, pursuant to the Detariffing Order, must now file tariffs for those new services. International services continue to require a tariff filing. See 'Business--Government Regulation.'

     Risks Associated with Rapid Expansion and Acquisitions. The Company's recent expansion has placed and is expected to continue to place a strain on its management, administrative, operational, financial and other resources. The Company's continued expansion will be largely dependent upon its ability to maintain its operating margins, obtain competitive telecommunications network services on a timely basis and on commercially reasonable terms, hire and retain skilled management, marketing and other personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective management and credit controls). The Company has limited experience in effectuating rapid expansion and in managing a broader range of new services and operations which are geographically dispersed. There can be no assurance that the Company will be able to successfully expand its operations or manage growth. To date, the Company's customer base has been concentrated in the Southeastern United States. The Company's growth prospects will be significantly affected by its ability to achieve greater penetration in new and existing geographic areas and to acquire additional resellers and customer bases. The Company's prospects could be adversely affected by a decline in the telecommunications industry generally or in particular geographic markets or related market segments, which could result in reduction or deferral of expenditures by prospective customers. While the Company regularly evaluates possible acquisition opportunities and has identified a reseller as a potential acquisition candidate, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition or that the Company will be able to successfully integrate into its operations any business or customer base which it may acquire, including its recently acquired AIT and Great Lakes customer bases. Any inability to do so, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company.

     The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness. See 'Use of Proceeds' and 'Business--Strategy.'

     Single Market; Uncertainty of Market Penetration; Limited Marketing Capabilities. The Company is dependent on sales of long distance services to commercial customers generally characterized by telecommunications usage of under $5,000 per month. As a result, the Company's growth prospects will be largely dependent upon the Company achieving greater penetration of the low volume commercial long distance market. Achieving greater penetration in this market will require substantial marketing efforts and expenditure of significant funds to increase customer awareness of the cost and other advantages of the Company's services. The Company currently has limited financial, personnel and other resources to independently undertake extensive marketing activities and has been dependent upon distributors, agents and telemarketers for a portion of its revenues. For the year ended April 30, 1996 and the nine months ended January 31, 1997, distributors and agents in the aggregate accounted for approximately 20% and 6%, respectively, of the Company's revenues. The Company recently reduced the number of its direct sales personnel and, accordingly, the Company will become increasingly dependent upon independent distributors, agents and telemarketers to market its services. The Company's agreements with distributors and agents do not prevent them from selling competitive services and products. Such distributors and agents often represent and deal in various product lines generally and cannot be expected to increase their sales efforts for the Company in the absence of increased incentives or demand. The Company's ability to expand its customer base may be limited by the number of distributors, agents and telemarketers it engages and will be dependent upon their efforts. See 'Business--Marketing and Sales.'

     Personal Pledges. Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, has personally pledged all of the Common Stock of the Company owned by him to secure repayment of the Company's indebtedness to Tel-Save and has personally guaranteed the repayment of $63,250 owed to Gateway American Bank of Florida at January 31, 1997. Neither Mr. Dunne nor any other person has any obligation to make personal pledges or guarantees available to the Company in the future, and there can be no assurance that the absence of personal pledges will not adversely affect the Company's ability to obtain future financing. See 'Use of Proceeds,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Certain Transactions.'

     Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Gerald M. Dunne, Jr., its President and Chief Executive Officer, and other key personnel. Although the Company has entered into a two-year employment agreement with Mr. Dunne, the loss of the services of such individual could have a material adverse effect on the Company's business and prospects. The Company maintains 'key-man' insurance on the life of Mr. Dunne in the amount of $1,000,000. The success of the Company is dependent upon its ability to hire and retain additional qualified sales and marketing, financial and other personnel. Competition for qualified personnel in the telecommunications industry is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. See 'Management.'

     Potential Conflicts of Interest. The Company has entered into certain transactions or arrangements with related parties which could result in potential conflicts of interest. In July 1996, Global Telecom Network ('GTN'), a company controlled by Gerald Dunne, Sr., a principal shareholder of the Company and the father of Gerald M. Dunne, Jr., converted accounts payable to the Company for long distance services provided by the Company into a promissory note in the principal amount of $182,050. The Company has also agreed to pay Gerald Dunne, Sr. certain royalty payments based on the Company's net revenues. The Company has also entered into various transactions with Tel-Save, including in connection with the Acquisition Loan and the Great Lakes acquisition. There can be no assurance that conflicts of interest will not arise with respect to future transactions or arrangements with related parties or that any such conflicts will be resolved in a manner favorable to the Company. See 'Certain Transactions.'

     Broad Discretion in Application of Proceeds. Approximately $1,502,500 (33.3%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See 'Use of Proceeds.'

     Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future. See 'Description of Securities.'

     Immediate and Substantial Dilution. This offering involves an immediate and substantial dilution of $4.36 per share (or 97%) between the pro forma net tangible book value per share after the offering and the public offering price. See 'Dilution.'

     Limited Underwriting Experience. The Representative has engaged in limited underwriting activities and has acted as a principal underwriter in four public offerings. There can be no assurance that the Representative's lack of public offering experience will not affect the proposed public offering or subsequent development and maintenance of a trading market, if any, for the Securities. See 'Underwriting.'

     No Assurance of Public Market; Possible Volatility of Market Price of Common Stock and Redeemable Warrants; Representative's Potential Influence on the Market. Prior to this offering, there has been a limited public trading market for the Common Stock and no public market for the Redeemable Warrants. The Common Stock has traded sporadically in limited volumes in the over-the-counter market. There can be no assurance that a regular trading market for the Securities will develop after this offering or that, if developed, it will be sustained. The market price for the Company's securities following this offering may be highly volatile as has been the case with the securities of other small capitalization companies. Factors such as the Company's financial results and introduction of new services by the Company or its competitors, and various factors affecting the telecommunications industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small capitalization companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Representative intends to make a market in the Securities and may otherwise effect transactions in the Securities. If the Representative makes a market in the Securities, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The price and liquidity of the

Securities may be significantly affected to the extent, if any, that the Representative participates in such market. See 'Price Range of Common Stock' and 'Underwriting.'

     No Dividends. The Company has not paid any cash dividends to date. The Company intends to retain earnings, if any, to finance the operation and expansion of its business and does not expect to pay cash dividends in the foreseeable future. See 'Dividend Policy.'

     Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 3,462,354 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants), of which the 1,250,000 shares of Common Stock offered hereby, and 308,000 shares registered in a prior registration statement will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the 'Securities Act'). Subject to certain contractual restrictions as described below, an additional 350,000 shares issuable upon exercise of the Tel-Save Warrants will be freely tradeable without restriction or further registration under the Securities Act. Tel-Save has agreed not to sell such securities for a period of twelve months from the date of this Prospectus without the prior written consent of the Representative. All of the remaining 1,904,354 shares of Common Stock outstanding are 'restricted securities,' as that term is defined under Rule 144 promulgated under the Securities Act and may be sold without registration pursuant to such rule, at various times commencing April 1997. The Company's officers, directors and certain securityholders beneficially owning an aggregate of approximately 1,400,000 shares of the Company's outstanding Common Stock have agreed not to sell any securities of the Company for a period of twelve months from the date of this Prospectus without the Representative's prior written consent. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See 'Concurrent Offering,' 'Principal Stockholders' and 'Shares Eligible for Future Sale.'

     Potential Adverse Effect of Warrant Redemption. The Warrants are subject to redemption by the Company, upon the consent of the Representative, at any time commencing on March 24, 1998, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock equals or exceeds 125% of the then effective exercise price of the Warrants for any twenty trading days within a period of thirty consecutive trading days ending on the fifth day immediately prior to the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See 'Description of Securities--Redeemable Warrants.'

     Possible Inability to Exercise Redeemable Warrants. The Company intends to qualify the sale of the Common Stock and the Warants in a limited number of states. Altough certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See 'Description of Securities--Redeemable Warrants.'

     Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Securities will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the

Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share;

provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Securities from Nasdaq, and trading, if any, in the Securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Securities. In addition, if the Securities were to become delisted from trading on Nasdaq and the trading price of the Securities were to fall below $5.00 per share, trading in the Securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Securities, which could severely limit the market liquidity of the Securities and the ability of purchasers in this offering to sell the Securities in the secondary market. See 'Price Range of Common Stock.'

     Legal Proceedings. The Company is currently a defendant in a lawsuit in which two former distributors of the Company's services are alleging breach of contract and are seeking damages of $89,664 in unpaid commissions. The Company is currently engaged in a dispute with a shareholder with respect to the ownership of 100,000 shares of Common Stock pledged by the Company to secure an obligation to such shareholder. In January 1997, the Company filed an action seeking a declaratory judgment and a judicial determination as to the amount in dispute. There can be no assurance that these matters will be resolved or settled in a manner favorable to the Company. The Company was incorporated under the laws of Florida in September 1995 by ITC, an unaffiliated third party, under the name Second ITC, as the successor to the business of GLD. In November 1995, the Board of Directors and shareholders of GLD approved a Plan and Agreement of Merger which stated that the shareholders of GLD would own 94% of the outstanding shares of Common Stock of Second ITC and the shareholders of Second

ITC would own the remaining 6% of the outstanding shares. Pursuant to the merger, the shareholders of GLD received 87.5% of the shares of Second ITC and the shareholders of Second ITC received 12.5% of the outstanding shares of Second ITC, which included an aggregate of 130,000 shares (6.5%) issued to Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, Andrea Morey, Vice President-Administration of the Company, Michael Mueller, Vice President-Marketing of the Company, Jeffrey Ullman, Vice President-Sales of the Company, and three other employees of the Company (collectively, the 'founders'). While the merger and the issuance of the shares to the founders have been subsequently ratified by a majority of the shareholders of the Company that were shareholders of GLD at the time of the merger, there can be no assurance that shareholders will not seek legal action against the Company and the founders for failing to disclose the issuance of such shares and the resulting dilution to the shareholders or that any such action would not have a material adverse effect on the Company. Pursuant to an indemnification agreement
(i) the Company and each of the founders, jointly and severally, have agreed to indemnify the Underwriters, and each of the founders has agreed to indemnify the Company, for any and all losses, claims, damages, expenses or liabilities (including reasonable legal fees and expenses) as a result of any claim arising out of or based upon the failure to disclose the issuance of the shares to the founders and (ii) in the event that as a result of any such claim, the Company is required to issue additional shares of Common Stock, the founders have agreed to deliver an equal number of shares of Common Stock to the Company for cancellation. The Company is from time to time the subject of complaints or litigation in the ordinary course of its business. The Company believes that the lawsuits, claims and other legal matters to which it has become subject are not material to the Company's financial condition or results of operations, but an existing or future lawsuit or claim resulting in an adverse decision against the

Company could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Legal Proceedings.'

                              CONCURRENT OFFERING

     The registration statement of which this Prospectus forms a part also includes a prospectus with respect to an offering of 350,000 shares of Common Stock issuable upon the exercise of the Tel-Save Warrants held by Tel-Save Holdings, Inc., an affiliate of Tel-Save (the 'Selling Shareholder'), all of which may be sold in the open market, in privately negotiated transactions or otherwise, directly by the Selling Shareholder. The Selling Shareholder has agreed with the Representative not to sell any of such securities for twelve months from the date of this Prospectus without the prior written consent of the Representative. The Company will not receive any proceeds from the sale of such securities by the Selling Shareholder, although it will receive proceeds from the exercise of the Tel-Save Warrants, if any. Expenses of the concurrent offering, other than fees and expenses of counsel to the Selling Shareholder and selling commissions, will be paid by the Company. Sales of such securities by the holders thereof or the potential for such sales may have an adverse effect on the market price of the Securities offered hereby.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered hereby are estimated to be approximately $4,502,500 ($5,252,875 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds as follows:

                                                                              APPROXIMATE     APPROXIMATE
APPLICATION OF PROCEEDS                                                      DOLLAR AMOUNT    PERCENTAGE
--------------------------------------------------------------------------   -------------    -----------

Marketing and sales(1)....................................................    $ 3,000,000         66.7%

Working capital and general corporate purposes............................      1,502,500         33.3
                                                                             -------------    -----------

                                                                              $ 4,502,500        100.0%
                                                                             -------------    -----------
                                                                             -------------    -----------

------------------
(1) Represents anticipated costs associated with marketing and sales, including salaries for additional direct sales personnel and additional in-house telemarketers, as well as the payment of sales incentives to independent distributors and agents. See 'Business--Marketing and Sales.'

     If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of $750,375 which will be added to working capital.

     The Company may use a portion of the proceeds of this offering allocated to working capital to expand its operations by acquiring resellers and/or customer bases. Any decision to make an acquisition will be based upon the purchase price and other financial terms of the transaction, the business prospects and competitive position of and services and products provided by the acquisition candidate. While the Company regularly evaluates possible acquisition opportunities and has identified a reseller as a potential acquisition candidate, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any acquisition. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness. There can be no assurance that the Company will ultimately effect any acquisition, that the Company will be able to successfully integrate into its operations any business or customer base which it may acquire or that the Company will be able to obtain financing in such amounts and on such terms as will be necessary to consummate any acquisition.

     Based on currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new or different business opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to fund operations (due to unanticipated expenses, operating difficulties or otherwise), the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above-described categories, use proceeds for other purposes, seek additional financing or curtail its operations. There can be no assurance that additional financing, if required, will be available to the Company on commercially reasonable terms, or at all.

     The Company has not allocated any portion of the proceeds to repay outstanding indebtedness to Tel-Save, AT&T and WorldCom. To the extent that cash flow from operations is insufficient to pay outstanding indebtedness, the Company may use a portion of the proceeds to repay outstanding indebtedness, and as a result will have less resources available to it for other purposes.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                          PRICE RANGE OF COMMON STOCK

     Prior to this offering, the Common Stock has traded on a limited basis on the OTC Bulletin Board, under the symbol 'GLDT.' The following table sets forth, for the periods indicated, high and low bid information for the Common Stock. Such high and low bid information reflects inter-dealer quotations, without retail, mark-up, mark down or commissions and may not represent actual transactions. The Common Stock and the Redeemable Warrants will be quoted on Nasdaq under the symbols 'GLDI' and 'GLDIW,' respectively and on the BSE under the symbols 'GLP' and 'GLPW', respectively.

                                                                                       HIGH       LOW

                                                                                      -------    ------
Fiscal Year Ended April 30, 1996
  Fourth Quarter (commencing April 1, 1996)........................................   $5.0625    $4.875

Fiscal Year Ended April 30, 1997
  First Quarter....................................................................   $7.50      $3.25
  Second Quarter...................................................................   $6.50      $5.375
  Third Quarter....................................................................   $5.50      $3.50
  Fourth Quarter (through March 21, 1997)..........................................   $4.75      $3.625

     On March 21, 1997, the last reported sale price for the Common Stock was $5.25. As of March 13, 1997, the Company had approximately 150 stockholders of record.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at January 31, 1997 and as adjusted to reflect the sale of the Securities offered hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                  JANUARY 31, 1997
                                                                             --------------------------
                                                                               ACTUAL       AS ADJUSTED
                                                                             -----------    -----------

Short-term debt and current portion of long-term debt.....................   $ 2,495,636    $ 2,495,636
                                                                             -----------    -----------
                                                                             -----------    -----------

Long-term debt, net of current portion....................................   $ 2,613,550    $ 2,613,550

Stockholders' equity(1):

  Preferred Stock--no par value; 2,000,000 shares authorized; no shares
     issued and outstanding...............................................            --             --

  Common Stock--no par value; 12,000,000 shares authorized; 2,212,354 shares issued and outstanding actual; 3,462,354 shares issued and
     outstanding as adjusted..............................................            --             --

  Additional paid-in capital..............................................     1,953,364      6,455,864


  Accumulated deficit.....................................................    (2,228,125)    (2,228,125)
                                                                             -----------    -----------

     Total stockholders' equity (deficit).................................      (274,761)     4,227,739
                                                                             -----------    -----------

  Total capitalization....................................................   $ 4,834,425    $ 9,336,925
                                                                             -----------    -----------
                                                                             -----------    -----------

------------------
(1) Does not include: (i) 350,000 shares of Common Stock issuable upon exercise of the Tel-Save Warrants at a weighted average exercise price of $5.64 per share; (ii) 76,216 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.23; (iii) 526,500 shares of Common Stock issuable upon exercise of options granted, under the Stock Option Plan; and (iv) 73,500 shares reserved for the exercise of options available for future grant under the Stock Option Plan. See 'Management--Stock Option Plan.'

                                    DILUTION

     At January 31, 1997, the Company had a negative net tangible book value of $(4,389,985), or approximately $(1.98) per share. Net tangible book value per share represents the total amount of tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the 1,250,000 shares of Common Stock and the 1,250,000 Redeemable Warrants offered hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at January 31, 1997 would have been $473,462, or approximately $.14 per share. This represents an immediate increase in net tangible book value of $2.12 per share to existing stockholders and an immediate dilution in net tangible book value of $4.36 per share (or 97%) to new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share.....................................................    $ 4.50
     Net tangible book value (deficiency) before offering.................   $ (1.98)
     Increase per share attributable to new investors.....................      2.12
                                                                             -------
Pro forma net tangible book value after offering....................................       .14
                                                                                        ------
Dilution to new investors...........................................................    $ 4.36
                                                                                        ------
                                                                                        ------


     The following table sets forth, as of January 31, 1997, with respect to the Company's existing shareholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration and the average price per share.

                                                                                                              AVERAGE
                                                               SHARES PURCHASED       TOTAL CONSIDERATION      PRICE
                                                             --------------------    ---------------------      PER
                                                              NUMBER      PERCENT      AMOUNT      PERCENT     SHARE
                                                             ---------    -------    ----------    -------    -------
Existing Stockholders.....................................   2,212,354      63.9%    $1,458,700      20.6%     $ .66
New Investors.............................................   1,250,000      36.1      5,625,000      79.4       4.50
                                                             ---------    -------    ----------    -------
     Total................................................   3,462,354     100.0%    $7,083,700     100.0%
                                                             ---------    -------    ----------    -------
                                                             ---------    -------    ----------    -------

     The above table assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment is exercised in full, new investors will have paid $6,468,750 for 1,437,500 shares of Common Stock, representing 81.6% of the total consideration for 39.3% of the total number of shares of Common Stock outstanding. The foregoing also assumes no exercise of outstanding warrants or options. See 'Management-- Stock Option Plan' and 'Underwriting.'

                            SELECTED FINANCIAL DATA

     The following table sets forth certain consolidated financial information for the Company for the fiscal years ended April 30, 1994, 1995 and 1996, which have been derived from the Company's audited consolidated financial statements and notes thereto included elsewhere in this Prospectus and pro forma information reflecting the AIT Acquisition. The financial information set forth below for the nine months ended January 31, 1997 and for the eight months ended January 31, 1996 has been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended January 31, 1997 are not necessarily indicative of the results that may be expected for the full year. The following financial information should be read in conjunction with 'Pro Forma Statement of Operations' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


                                                                                                   NINE MONTHS ENDED
                                               FISCAL YEAR ENDED APRIL 30,                            JANUARY 31,
                                   ---------------------------------------------------   --------------------------------------
                                                                       1996                                     1997
                                                             -------------------------                -------------------------
                                                                               PRO                                      PRO
                                      1994         1995        ACTUAL       FORMA(2)        1996       ACTUAL(1)     FORMA(2)
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Sales............................  $7,784,112   $9,538,095   $12,364,643   $36,867,160   $9,194,209   $17,098,542   $18,648,430
Cost of sales....................   5,086,764    6,992,817     9,009,131    26,615,705    6,733,615    12,512,943    13,633,388
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
Gross profit.....................   2,697,348    2,545,278     3,355,512    10,251,455    2,460,594     4,585,599     5,015,042
Selling, general and
  administrative.................   2,336,048    2,074,127     2,835,316     4,893,881    1,991,164     3,354,065     3,489,809
Depreciation and amortization....       4,611       16,070       133,281     4,375,281       53,730     3,072,544     3,426,044
Interest expense, net............      20,441       22,177        19,050       361,050       12,654       307,392       335,631
Earnings (losses) before income
  taxes..........................     336,248      432,904       367,865       621,243      403,046    (2,148,402)   (2,236,442)
Income taxes.....................     136,653      151,000       169,900       718,565      154,030            --            --
Income (loss) before
  extraordinary item.............     199,595      281,904       197,965       (97,322)     249,016    (2,148,402)   (2,236,442)
Extraordinary item(3)............     517,653           --            --            --           --            --            --
Net income (loss)................  $  717,248   $  281,904   $   197,965   $   (97,322)  $  249,016   $(2,148,402)  $(2,236,442)
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
Net income per share
  Before extraordinary item......  $      .12   $      .15   $       .10   $      (.04)  $      .13   $      (.97)  $      (.99)
  Extraordinary item.............         .30           --            --            --           --            --            --
  Total per share................  $      .42   $      .15   $       .10   $      (.04)  $      .13   $      (.97)  $      (.99)
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
Weighted average shares
  outstanding(4).................   1,693,995    1,840,250     2,018,474     2,173,474    2,059,025     2,222,917     2,261,822
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
                                   ----------   ----------   -----------   -----------   ----------   -----------   -----------
OTHER OPERATING DATA:
EBITDA(5)........................  $  361,300   $  471,151   $   520,196     5,357,574   $  469,430   $ 1,231,534   $ 1,525,233

                                                                                   APRIL 30,
                                                                    ---------------------------------------   JANUARY 31,
                                                                       1994          1995          1996          1997
                                                                    -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Working capital (deficit).........................................  $    (8,779)  $     7,772   $  (851,072)  $(1,887,347)
Total assets......................................................    1,400,570     1,849,880     2,740,411     8,788,761
Short-term debt...................................................      606,867       553,633       664,187     2,495,636
Long-term debt....................................................      375,417       160,000        98,727     2,613,550

Stockholders' equity (deficit)....................................  $  (375,892)  $   (13,988)  $   188,641   $  (274,761)

------------------

(1) Includes operations of AIT since June 1996.

(2) The unaudited pro forma consolidated financial statements have been prepared to give effect to the AIT Acquisition as if it had occurred at the beginning of each of the periods presented. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein should not be viewed as indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. See 'Pro Forma Financial Statements.'

(3) This extraordinary item relates to settlement agreements with AT&T, which resulted in a reduction in carrier trade payables and a corresponding gain after taxation of $517,653. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

(4) See Note B to Notes to Financial Statements.

(5) As used herein, 'EBITDA' is defined as net income or loss plus depreciation expense, amortization expense, interest expense, income taxes and other non-cash charges, minus extraordinary income and gains and non-cash income, if any, and plus extraordinary losses, if any. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for measures of performance perpared in accordance with generally accepted accounting principles.

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the AIT Acquisition. The unaudited pro forma consolidated statement of operations of the Company for the year ended April 30, 1996 and the nine months ended January 31, 1997 give effect to the AIT Acquisition as if it occurred on May 1, 1995 and May 1, 1996, respectively. No pro forma balance sheet has been presented since the AIT Acquisition occurred prior to January 31, 1997. The unaudited pro forma consolidated financial statements are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances.

     Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial statements presented herein should not be viewed as indicative of the results the Company would have obtained had such events occurred at the beginning of the periods, as assumed, or of the future results of the Company. The pro forma consolidated financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                       PRO FORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1996
                                  (UNAUDITED)

                                                       GROUP LONG      ADVENTURES IN     PRO FORMA         TOTAL
                                                      DISTANCE INC.    TELECOM INC.     ADJUSTMENTS      PRO FORMA
                                                      -------------    -------------    -----------     -----------
Revenues...........................................    $ 12,364,643     $ 24,502,517    $        --     $36,867,160
Cost of sales......................................       9,009,131       17,606,574             --      26,615,705
                                                      -------------    -------------    -----------     -----------
  Gross profit.....................................       3,355,512        6,895,943             --      10,251,455
                                                      -------------    -------------    -----------     -----------
Selling, general and administrative expenses.......       2,968,597               --        600,000(1)    9,269,162
                                                                                            735,076(2)
                                                                                            153,141(3)
                                                                                            205,348(4)
                                                                                            365,000(5)
                                                                                          4,242,000(6)
Interest expense, net..............................          19,050               --        342,000(7)      361,050
                                                      -------------    -------------    -----------     -----------
  Earnings (loss) before income taxes..............         367,865        6,895,943     (6,642,565)        621,243
Income tax expense.................................         169,900               --        548,665(8)      718,565
                                                      -------------    -------------    -----------     -----------
  Net earnings (loss)..............................    $    197,965     $  6,895,943    $(7,191,230)    $   (97,322)
                                                      -------------    -------------    -----------     -----------
                                                      -------------    -------------    -----------     -----------
Earnings (loss) per common and common equivalent
  share............................................    $        .10                                     $      (.04)
                                                      -------------                                     -----------
                                                      -------------                                     -----------
Weighted average number of shares outstanding......       2,018,474                         155,000       2,173,474
                                                      -------------                     -----------     -----------
                                                      -------------                     -----------     -----------

------------------
(1) To record commission expense payable to agents on '800' and '1 plus' revenues.
(2) To record provision for bad debt on additional revenues. This provision is based on the Company's historical experience of 3% of revenues.
(3) In connection with the AIT Acquisition, the Company entered into a management contract with Telscape International, Inc. ('Telscape'), pursuant to which the Company paid a fee of 1.5% of gross monthly billing to Telscape for management services, including handling of inbound customer service calls, processing of customer adjustments, calculation of commissions and coordination of agent accounts. The management contract was terminated in September 1996. The pro forma presentation has been adjusted to record a management fee expense equal to 1.5% of revenues in accordance with the management contract. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--Recent Acquisitions.'
(4) To record payroll expense for new customer service, accounting and management employees to be hired after the expiration of the management contract (see 3 above).
(5) To record miscellaneous selling, general and administrative expenses. This amount includes estimates for telephone system upgrades and related charges, computer system upgrades, advertising, professional fees and other items.
(6)  To record amortization expense of the AIT customer base acquisition cost.
(7)  To record interest on the Acquisition Loan.
(8)  To record taxes on additional pre-tax income.

                       PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED JANUARY 31, 1997
                                  (UNAUDITED)

                                                       HISTORICAL
                                                        STATEMENT     ADVENTURES
                                                           OF         IN TELECOM,     PRO FORMA          TOTAL
                                                       OPERATIONS        INC.        ADJUSTMENTS       PRO FORMA
                                                       -----------    -----------    -----------      -----------
Revenues............................................   $17,098,542    $ 1,549,888     $      --       $18,648,430
Cost of sales.......................................    12,512,943      1,120,445            --        13,633,388
                                                       -----------    -----------    -----------      -----------
     Gross profit...................................     4,585,599        429,443            --         5,015,042
                                                       -----------    -----------    -----------      -----------
Selling, general and administrative expenses........     6,426,609             --        35,579(1)      6,915,853
                                                                                         46,497(2)
                                                                                         23,248(3)
                                                                                         30,420(4)
                                                                                        353,500(5)
Interest expense, net...............................       307,392             --        28,239(6)        335,631
                                                       -----------    -----------    -----------      -----------
     Earnings before income taxes...................    (2,148,402)       429,443      (517,483)       (2,236,442)
Income tax expense..................................            --             --            --                --
                                                       -----------    -----------    -----------      -----------
     Net earnings (loss)............................   $(2,148,402)   $   429,443     $(517,483)      $(2,236,442)
                                                       -----------    -----------    -----------      -----------
                                                       -----------    -----------    -----------      -----------
Earnings (loss) per common and
  common equivalent share...........................   $      (.97)

                                                                                                      $      (.99)
                                                       -----------
                                                       -----------                                    -----------
                                                                                                      -----------
Weighted average number
  of shares outstanding.............................     2,222,917
                                                                                         38,905         2,261,822
                                                       -----------
                                                       -----------                   -----------      -----------
                                                                                     -----------      -----------

------------------
(1) To record commission expense payable to agents on '800' and '1 plus' revenues.

(2) To record provision for bad debt on additional revenues. This provision is based on the Company's historical experience of 3% of revenues.

(3) In connection with the AIT Acquisition, the Company entered into a management contract with Telscape, pursuant to which the Company paid a fee of 1.5% of gross monthly billing to Telscape for management services. The management contract was terminated in September 1996. The pro forma presentation has been adjusted to record a management fee expense equal to 1.5% of revenues in accordance with the management contract. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--Recent Acquisitions.'

(4) To record miscellaneous selling, general and administrative expenses. This amount includes estimates for telephone system upgrades and related charges, computer system upgrades, advertising, professional fees and other items.

(5)  To record amortization expense of the AIT customer base acquisition cost.

(6)  To record interest on the Acquisition Loan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. Except for historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information which involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information. Factors that may cause such differences include, but are not limited to, those discussed under 'Risk Factors' and elsewhere in this

Prospectus.

OVERVIEW

     The Company provides long distance telephone and other telecommunications services to commercial customers. The Company does not own or operate any transmission facilities and is dependent on a limited number of long distance carriers and numerous regional and local telephone companies to provide long distance telephone and Internet service on a cost-effective basis. The Company has entered into agreements with Tel-Save, WorldCom, ICI and other long distance carriers which provide access to phone lines and transmission facilities necessary to transmit customer calls. For the year ended April 30, 1996 and the nine months ended January 31, 1997, basic '1 plus' and '800' long distance services accounted for approximately 97% and 94%, respectively, of the Company's revenues.

     The Company, through Tel-Save, offers billing services provided by AT&T and AT&T's College and University Systems ('ACUS'), a wholly-owned subsidiary of AT&T. ACUS processes call details and bills the Company's customers directly. Customers remit payment to a lock-box designated by Tel-Save. The Company also offers direct billing services to customers serviced by WorldCom and ICI. The Company receives monthly records from its carriers which detail the calls made by its customers. The Company then rates the calls and bills its customers directly. The Company is dependent upon the timely receipt and accuracy of call data records provided by its carriers.

     The Company has historically experienced delays in provisioning (activating new customers) by its carriers. The Company has agreed to provide domestic switched, '1 plus' and '800' services to the Company's new customers through Tel-Save's newly acquired network of AT&T digital switching equipment. Tel-Save's OBN has only recently become operational, which has resulted in material delays in provisioning the Company's new customers. There can be no assurance that the transition of the Company's customer base to Tel-Save's network will be successful or that the Company will not continue to be subject to material delays or other difficulties in connection with provisioning new customers.

     To obtain favorable rates from its carriers, the Company has committed to purchase certain minimum volumes of long distance services during stated periods, whether or not such volumes are used. For the year ended April 30, 1996 and the nine months ended January 31, 1997, these commitments aggregated approximately $3,200,000 and $5,742,000, respectively. Pursuant to its current agreements with Tel-Save and other carriers, the Company's volume commitments are expected to increase substantially during the next two years. Failure to satisfy volume purchase commitments or price increases by carriers could adversely affect the Company's future operating results.

     The Company's operating results are significantly affected by customer attrition rates. The Company believes that a high level of customer attrition in the industry is primarily a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors, as well as the termination of service for non-payment. The Company acquired a customer base from AIT and recorded an asset of approximately $6.6 million at July 31, 1996, of which $5.6 million (net of receivables and marketing advances)

was to be amortized at the rate of 30%, 25%, 20%, 15% and 10%, respectively, over a five-year period. The Company experienced an attrition rate of approximately 50% during the eight-month period ended January 31, 1997 relating to the AIT customer base. As a result, in December 1996, the Company accelerated the amortization of the acquisition costs of such customer base to the rate of 75% for the first year ($4,242,000), which had a material adverse effect on the Company's operating results for the nine months ended January 31, 1997. The Company expects to amortize the remaining balance of customer acquisition costs of $1,414,000 at the end of the first year, at a rate of 15% and 10%, respectively, over the second and third years. There can be no assurance that assumed attrition rates underlying the Company's amortization schedule will prove to be accurate or that customer attrition rates will not increase in the future. Any significant increase in customer attrition rates resulting in increased amortization expense will continue to have a material adverse effect on the Company's operating results. In the event that attrition rates increase as a result of increased competition, the purchase of poorly performing customer bases or the inability to manage the existing customer base due to transitional difficulties onto Tel-Save's OBN network, the Company may continue to incur charges that result in losses. See Note B to Notes to Financial Statements.

     The Company is dependent on independent distributors and agents for a portion of its revenues. For the year ended April 30, 1996 and the nine months ended January 31, 1997, distributors and agents in the aggregate accounted for approximately 20% and 6%, respectively, of the Company's revenues. The Company's ability to expand its operations is dependent upon the Company's ability to continue to maintain satisfactory relationships with existing distributors and agents and establish relationships with additional distributors and agents. The Company intends to use a portion of the proceeds of this offering to expand its sales and marketing activities, including by hiring additional direct sales personnel and in-house telemarketers as well as engaging additional independent telemarketers, and by paying sales incentives to independent distributors and agents.

RECENT ACQUISITIONS

     In January 1997, the Company purchased from Great Lakes (i) a customer base consisting of approximately 7,000 customers that were subject to an agreement between Great Lakes and Tel-Save and (ii) a warrant to purchase 200,000 shares of Common Stock of Tel-Save in consideration of $1,200,000 in cash. In connection with such acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased the warrants from the Company in consideration of $1,800,000 and credited the Company with such amount ($1,200,000 to repay the loan made in January 1997 and $600,000 to reduce the outstanding principal balance under the AIT Acquisition Loan). The $600,000 reduction of debt by Tel-Save has been accounted for as a contribution to paid-in capital by Tel-Save. In connection with the acquisition, no value was assigned to the customer base acquired. See Note O to Notes to Financial Statements.


     In July 1996, the Company consummated the AIT Acquisition in consideration of $5,271,230 in cash and the issuance of 200,000 shares of Common Stock, of which 50,000 were subject to certain holdback provisions. The acquired assets consisted of a customer base of approximately 30,000 small businesses. In connection with the AIT Acquisition, the Company entered into a management contract with Telscape, pursuant to which the Company paid a fee of 1.5% of gross monthly billing to Telscape for management services. The management contract was terminated in September 1996. In December 1996, the Company accelerated the amortization of the acquisition costs of the AIT customer base due to significant customer attrition, resulting in $1,696,869 of additional amortization expense and a net loss of $2,148,402 for the nine months ended January 31, 1997. Higher than expected customer attrition was primarily attributable to the Company's inability to implement customer service and retention program, including delays in provisioning customers, as well as increased competition with respect to such customer base. In December 1996, the Company agreed with the former shareholders of AIT to cancel 45,000 of the 50,000 shares that were subject to the holdback provisions, in settlement of certain claims by the Company against the AIT shareholders. See 'Business--Acquisitions.'

     In May 1996, the Company acquired all of the issued and outstanding capital stock of Gulf Communications, Inc. ('Gulf') in consideration of $25,000 in cash and the assumption of a promissory note in the principal amount of $182,000 (the 'Gulf Acquisition'). Such note is payable in equal monthly installments of $10,000 until February 1, 1998. Gulf operates switching equipment in Fort Lauderdale, Florida, which allows it to act as an international call back and call through provider, and offers prepaid long distance calling cards. See 'Business--Acquisitions.'

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages of total sales represented by certain items reflected in the Company's consolidated statements of operations:

                                                FISCAL YEAR ENDED                        NINE MONTHS ENDED
                                                    APRIL 30,                               JANUARY 31,
                                      --------------------------------------    ------------------------------------
                                            1995                 1996                 1996                1997
                                      -----------------    -----------------    ----------------    ----------------
Sales..............................          100%                 100%                 100%                100%
Cost of sales......................           73                   73                   73                  73
Gross profit.......................           27                   27                   27                  27
Selling, general and administrative
  expenses.........................           22                   23                   22                  20
Depreciation and amortization

  expense..........................            *                    *                    *                  18
Interest expense, net..............            *                    *                    *                   2
Earnings (losses) before income
  taxes............................            5                    3                    4                   *
Income taxes.......................            2                    1                    2                   *
Net income (loss)..................            3                    2                    3                   *

------------------
*  Less than one percent

     Comparison of Nine Months Ended January 31, 1997 to Nine Months Ended January 31, 1996.

     Sales. The Company's sales were $17,098,542 for the nine months ended January 31, 1997 compared to $9,194,209 for the nine months ended January 31, 1996, an increase of $7,904,333 or 86%. The increased sales are a result of the AIT Acquisition consummated in June 1996.

     Cost of Sales. Cost of sales was $12,512,943 for the nine months ended January 31, 1997 compared to $6,733,615 for the nine months ended January 31, 1996, an increase of $5,779,328, or 86%. As a percentage of sales, cost of sales remained constant at 73% for the nine months ended January 31, 1997 and the nine months ended January 31, 1996. Gross margin was $4,585,599 for the nine months ended January 31, 1997 compared to $2,460,594 for the nine months ended January 31, 1996, an increase of $2,125,005, or 86%. As a percentage of sales, gross margin remained constant at 27% for the nine months ended January 31, 1997 and for the nine months ended January 31, 1996.

     Selling, General and Administrative Expense. Selling, general and administrative expenses ('SG&A') were $3,354,065 for the nine months ended January 31, 1997 compared to $1,991,164 for the nine months ended January 31, 1996, an increases of $1,362,901, or 68%. This increase in SG&A was due primarily to increases in commissions paid to agents and distributors in connection with the AIT customer base and payroll costs resulting from the employment of additional customer service, collections and provisioning staff to handle the increased business. As a percentage of sales, SG&A decreased to 20% in the nine months ended January 31, 1997 from 22% in the nine months ended January 31, 1996.

     Depreciation and Amortization Expense. Depreciation and amortization expense was $3,072,544 for the nine months ended January 31, 1997 compared to $53,730 for the nine months ended January 31, 1996, an increase of $3,018,814. As a percentage of total sales, depreciation and amortization expense was 18% for the nine months ended January 31, 1997 compared to less than 1% for the nine months ended January 31, 1996. The increase in depreciation and amortization expense, and the increase as a percentage of sales, was attributable to the Company's change in the estimated rate of amortization of the AIT customer base due to significant customer attrition.

     Interest Expense, Net. Interest expense (net) for the nine months ended January 31, 1997 was $307,392 compared to $12,654 for the nine months ended January 31, 1996, an increase of $294,738. This increase in interest expense was primarily a result of the Acquisition Loan from Tel-Save of $5,521,230 which was primarily used to complete the AIT Acquisition.

     Income Taxes. No income tax was provided for in the nine months ended January 31, 1997 compared to $154,030 for the nine months ended January 31, 1996. No provision for income tax was made due to the change in the estimated rate of amortization of the AIT customer base, which resulted in a loss before taxes for the nine months ended January 31, 1997.

     Net Loss. The Company incurred a net loss of $2,148,402, or a loss of $.97 per share, for the nine months ended January 31, 1997, as compared to net earnings of $249,016, or $.13 per share, for the nine months ended January 31, 1996. The net loss is largely attributable to the increase in depreciation and amortization expense, primarily a result of the significant attrition associated with the AIT customer base.

     Comparison of Year Ended April 30, 1996 to Year Ended April 30, 1995.

     Sales. The Company's sales were $12,364,643 for the fiscal year ended April 30, 1996 ('Fiscal 1996') compared to $9,538,095 for the fiscal year ended April 30, 1995 ('Fiscal 1995'), an increase of $2,826,548, or 30%. This increase in sales was primarily attributable to increased sales and marketing efforts during the year. The Company also began marketing additional services such as Internet access service and international call back service in the second half of 1995, although such services's impact on revenues were nominal through April 1996.

     Cost of Sales. Cost of sales was $9,009,131 for Fiscal 1996 compared to $6,992,817 for Fiscal 1995, an increase of $2,016,314, or 29%. The increase in cost of sales is attributable to the increase in sales. Cost of sales, as a percentage of sales, was 73% for Fiscal 1996 and Fiscal 1995. There were no significant price changes during Fiscal 1996.

     Selling, General and Administrative Expense. SG&A was $2,835,316 in Fiscal 1996 compared to $2,074,127 in Fiscal 1995, an increase of $761,189, or 37%. This increase was due primarily to increases in payroll costs resulting from the employment of additional sales and customer service staff, increased commissions paid to agents and distributors and an increase in bad debt expense, which is related to the Company's corresponding increase in revenues. SG&A, as a percentage of total sales, was 23% in Fiscal 1996 and 22% in Fiscal 1995.

     Depreciation and Amortization Expense. Depreciation and amortization expense was $133,281 for Fiscal 1996 compared to $16,070 for Fiscal 1995, an increase of $117,211. As a percentage of total sales, depreciation and amortization was 1.1% for Fiscal 1996 compared to .2% for Fiscal 1995. The increase was due to the acquisition of the TouchTone customer base during the year.

     Interest Expense, Net. Interest expense, as a percentage of total sales, for Fiscal 1996 and Fiscal 1995 remained at less than 1%.


     Income Taxes. Income taxes on operations, as a percentage of total sales, was 1.4% for Fiscal 1996 and 1.6% for Fiscal 1995.

     Net Earnings. Net earnings were $197,965 for Fiscal 1996 compared to $281,904 in Fiscal 1995, a decrease of $83,939, or 30%. This resulted in earnings per share of $.10 in Fiscal 1996 compared to $.15 in Fiscal 1995, representing a decrease of approximately 33%. This decrease is largely attributable to the increase in SG&A during Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash requirements have been to fund the acquisition of customer bases and increased levels of accounts receivable, which have required substantial working capital. The Company has historically satisfied its working capital requirements principally through cash flow from operations and borrowings.

     At January 31, 1997, the Company had a working capital deficit of $1,887,347, as compared to working capital deficit of $851,072 at April 30, 1996. The increase in the working capital deficit was primarily attributable to the AIT Acquisition.

     Net cash used in operating activities was $63,789 for the nine months ended January 31, 1997 as compared to cash provided by operating activities of $402,285 for the nine months ended January 31, 1996. The increase in cash used in operations is primarily the result of an increase in accounts receivable through the purchase of the AIT customer base. Net cash used in investing activities was $6,931,036 for the nine months ended January 31,

1997, as compared to $467,072 for the nine months ended January 31, 1996. The increase in cash used in investing activities was attributable to the AIT Acquisition. Net cash provided by financing activities was $6,924,996 for the nine months ended January 31, 1997 as compared to net cash used in financing activities for the nine months ended January 31, 1996 of $50,311. The increase in cash provided by financing activities is primarily attributable to the proceeds of the Acquisition Loan. At January 31, 1997, the Company had cash of $8,938.

     Net cash provided by operating activities was $950,158 for the year ended April 30, 1996, as compared to net cash provided by operating activities of $381,217 for the year ended April 30, 1995. The increase in cash provided by operating activities is primarily attributable to a decrease in accounts receivable, an increase in amortization of customer acquisition costs and an increase in accounts payable. Net cash used in investing activities was $952,398 for the year ended April 30, 1996, as compared to $146,006 for the year ended April 30, 1995. The increase is attributable to the acquisition of customer bases and the purchase of property and equipment. Net cash used in financing activities was $42,046 for the year ended April 30, 1996, as compared to $188,651 for the year ended April 30, 1995. The decrease in cash used in financing activities is primarily attributable to the proceeds from the exercise of options and a $100,000 loan from one of the Company's directors and an unaffiliated third party, less repayment of debt of $132,822.

     In June 1993, the Company entered into a Release and Settlement Agreement with AT&T pursuant to which AT&T agreed to accept $1,200,000 from the Company (which was further reduced to $1,042,500) in full satisfaction of the Company's then outstanding accounts payable to AT&T of $1,548,642. The agreement obligated the Company to pay AT&T in varying monthly installments until April 3, 1995. The Company paid AT&T $165,000 during Fiscal 1995 and $10,000 during Fiscal 1996. The Company is in default under its payment obligations to AT&T and, at January 31, 1997, the Company owed AT&T approximately $548,000.

     In connection with the AIT Acquisition in July 1996, the Company entered into an agreement with Tel-Save pursuant to which it borrowed an aggregate of $5,521,230 primarily to finance the purchase price of the acquisition. At January 31, 1997, approximately $3 million was outstanding under the Acquisition Loan. The Acquisition Loan originally required the Company to repay such loan in equal monthly installments of $500,000 through July 1997, with the entire principal amount and interest due and payable upon the consummation of a public offering of the Company's securities. In February 1997, the loan agreement was amended to provide for the Company to repay the balance of the Acquisition Loan in equal monthly installments of $125,000 together with interest at the rate of 6.5% per annum, commencing after September 1997. In the event that this offering is not consummated by April 15, 1997, the loan agreement would revert to its original terms and obligate the Company to repay the remaining balance of such loan. There can be no assurance that the Company will have the financial resources to satisfy such obligation. The amended loan agreement also amended the Company's services agreement with Tel-Save to provide for an increase in the minimum volume commitment to $3,000,000 per month beginning November 1, 1997, and to require the Company and Tel-Save to enter into a new services agreement by April 15, 1997, which shall incorporate the terms of and supersede the existing services agreement. Failure to enter into such services agreement by April 15, 1997 constitutes an event of default under the Acquisition Loan.

     All of the Company's assets (including the capital stock of AIT) are pledged to Tel-Save as collateral for the Acquisition Loan and the Company is prohibited from creating liens or security interests in the Company's assets, which could limit the Company's ability to secure future financing. Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, has personally pledged all of the Common Stock of the Company owned by him to secure the repayment of the Company's Acquisition Loan. In connection with the Acquisition Loan and the December 1996 amendment to the Company's loan agreement with Tel-Save, the Company issued the Tel-Save Warrants, which include five-year warrants to purchase 300,000 shares of Common Stock at an exercise price of $5.75 per share and five-year warrants to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share. See 'Principal Shareholders' and 'Certain Transactions.'

     In connection with the Great Lakes acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased warrants from the Company in consideration of $1,800,000 and credited the Company with such amount ($1,200,000 to repay the loan made in January 1997 and $600,000 to repay a portion of the Acquisition Loan). See 'Certain Transactions.'

     Tel-Save has made monthly advances to the Company for marketing expenses. At January 31, 1997, approximately $1,500,000 included in accounts payable represented advances made by Tel-Save to the Company. See 'Certain Transactions.'

     In May 1996, the Company entered into an agreement with Gateway American Bank of Florida ('Gateway') pursuant to which it borrowed $50,000, of which $31,250 was outstanding at January 31, 1997. The loan bears interest at the prime rate plus 2% and matures on May 2, 1997. In August 1996, the Company entered into an agreement with Gateway which provides for a line of credit of up to $50,000, of which $32,000 was outstanding at January 31, 1997. The line of credit bears interest at the prime rate plus 1% and matures on August 1, 1997. Repayment of the loan and the line of credit is secured by all of the Company's equipment, machinery, furniture and general intangibles and is personally guaranteed by Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company. See 'Certain Transactions.'

     In September 1995, the Company issued a promissory note to John L. Tomlinson, a director of the Company, and Phillip C. Cezeaux, an unaffiliated third-party, in the aggregate principal amount of $100,000. The interest rate on the promissory note adjusts semi-annually based on the prime rate plus 2% and principal and interest are payable in equal monthly installments of $2,600 until September 1997. At January 31, 1997, approximately $71,000 was outstanding under such note. As an inducement for the loan, the Company issued options to Messrs. Tomlinson and Cezeaux to purchase 47,635 shares of Common Stock at a price of $3.15 per share. These options expire on September 30, 1999. See 'Certain Transactions.'

     In June 1996, the Company converted certain accounts payable to WorldCom into a promissory note in the principal amount of $566,917 bearing interest a rate of 15% per annum. In December 1996, the Company cancelled the prior note and converted additional accounts payable to WorldCom into a single promissory note in principal amount of $1,253,798 bearing interest at the rate of 16% per annum. The promissory note provides for the Company to make equal monthly payments of $113,758 to WorldCom until December 20, 1997. In connection with the issuance of the notes, the Company entered into an agreement with WorldCom which grants WorldCom a security interest in certain assets of Company, including accounts receivable, customer lists, contractual rights and records relating to a services agreement entered into by the Company and WorldCom in February 1994.

     In July 1996, GTN a company controlled by Gerald M. Dunne, Sr., the father of Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, converted accounts payable to the Company for long distance services provided by the Company into a promissory note in the principal amount of $182,050 bearing interest at a rate of 15% per annum. The outstanding principal amount of and accrued interest on the note is payable monthly and matures on June 15, 1997. Gerald M. Dunne, Sr. has pledged 50,000 shares of the Company's Common Stock owned by him to secure repayment of such promissory note. See 'Certain Transactions.'


     At January 31, 1997, the Company owed an aggregate of approximately $73,000 to stockholders of the Company. See Financial Statements.

     The Company's accounts receivable, less allowance for doubtful accounts, at January 31, 1997 were $2,998,096, as compared to $1,201,710 at April 30, 1996.
Of the Company's accounts receivable at January 31, 1997, approximately $1,200,000 were more than 90 days outstanding. Accounts receivable averaged 45 days of sales for the year ended April 30, 1996, as compared to 59 days through January 31, 1997. Increased accounts receivable days outstanding has required the Company to use substantial working capital to finance receivables which has materially adversely affected its liquidity and working capital position.

     At January 31, 1997, the Company's allowance for doubtful accounts was $1,045,000, as compared to $358,000 at April 30, 1996, which the Company believes is currently adequate for the size and nature of its receivables. Nevertheless, delays in collection or uncollectibility of accounts receivable could continue to have a material adverse effect on the Company's liquidity and working capital position and could require the Company to continually increase its allowance for doubtful accounts. Bad debt expense accounted for 3.3% of the Company's revenues for the year ended April 30, 1996 and 4.3% for the eight months ended December 31, 1996.

     The Company's capital requirements have been and will continue to be significant. The Company is dependent on the proceeds of this offering or other financing to fund its cash requirements necessary to finance its anticipated growth in accounts receivable and reduce its working capital deficit. Based on the Company's currently proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or projected cash flow prove to be insufficient to fund operations (due to unanticipated expenses, operating difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated or curtail its operations. There can be no assurance that any such additional financing will be available to the Company on commercially reasonable terms, or at all.

EFFECTS OF INFLATION

     The Company does not believe that inflation has had a significant impact on its operations.

ACCOUNTING PRONOUNCEMENTS

     In November 1995, the Financial Accounting Standards Board issued FASB No. 123 'Accounting for Stock-Based Compensation.' This standard encourages, but does not require, recognition of compensation expense based on the fair value of equity instruments granted to employees. The Company does not plan to adopt the recognition provisions of this standard. The disclosures required by this standard will be included in a note to the Company's financial statements for the year ending April 30, 1997.

                                    BUSINESS

GENERAL

     The Company provides long distance telephone and other telecommunications services and products to approximately 41,000 customers as of January 31, 1997. The Company's customers are primarily small and medium-sized businesses located principally in the Southeastern United States. In addition to its basic '1 plus' and '800' long distance services, the Company offers local, Internet, international call-back, e-mail and data services and prepaid long distance calling cards. The Company markets its services and products primarily through independent distributors, agents and telemarketers. The Company's sales increased by 30% to $12.4 million for the fiscal year ended April 30, 1996 from the prior fiscal year and increased by 86% to $17 million for the nine months ended January 31, 1997 from the corresponding prior period.

     The Company was incorporated under the laws of Florida in September 1995 by ITC Integrated Systems, Inc. ('ITC'), an unaffiliated third party, under the name Second ITC Corporation ('Second ITC') as the successor to the business of Group Long Distance, Inc. ('GLD'), which was incorporated under the laws of Florida in July 1990. In November 1995, GLD was merged into Second ITC and Second ITC simultaneously changed its name to Group Long Distance, Inc.

INDUSTRY BACKGROUND

     The U.S. long distance industry is dominated by the nation's three largest long distance carriers, AT&T, MCI and Sprint, which together accounted for 83% of the $67 billion in aggregate revenues generated by all U.S. long distance carriers in 1994 according to a May 1996 FCC report. Other long distance carriers, some with national transmission capabilities, accounted for the remainder of the market.

     The telecommunications industry's structure has until recently been formed by a 1982 court decree (the 'Consent Decree') between AT&T and the United States Department of Justice which required the divestiture by AT&T of its Bell operating companies and divided the country into 201 Local Areas and Transport Areas ('LATAs'). The 22 Bell operating companies, which were combined into seven Regional Bell Operating Companies ('RBOCs'), were allowed to provide local telephone service, local access service to long distance carriers and service within LATAs ('intraLATA service'). However, the right to provide service between LATAs ('interLATA service') was restricted to AT&T and other long distance carriers.

     To encourage competition in the long distance market, the Consent Decree and certain FCC regulations require most RBOCs and other local exchange carriers ('LECs') to provide access to local exchange services that is 'equal in type, quality and price' to that provided to AT&T and with the opportunity to be selected by customers as their preferred long distance carrier. These 'equal access' provisions are intended to prevent preferential treatment of AT&T by LECs and, with other regulatory, judicial and technological factors, have helped smaller companies to become competitive alternatives to AT&T, MCI and Sprint for long distance services. A May 1996 FCC report stated that as of December 31, 1994 there were 465 long distance carriers purchasing equal access services from LECs in the United States. Included in these carriers are the 'first tier' of AT&T, MCI and Sprint, a 'second tier' of somewhat smaller carriers, such as WorldCom, Allnet Communications Services, Inc., Cable & Wireless Communications and LCI International, and a 'third tier' of the remaining companies.

     Major long distance carriers have historically charged higher rates to small and medium-sized business customers than to large business customers. Large business customers are often able to commit to large volumes of traffic and so are able to negotiate low rates under individualized contracts, unlike smaller businesses. The combination of FCC policy and economics has given rise to 'resellers,' such as the Company, who negotiate low rates from carriers in return for large volume commitments, and then either resell those services to small and medium-sized businesses at a lower rate than these customers would have otherwise paid, or resell the services to another reseller who then sells them to the end-user.

     Companies in the long distance industry are further differentiated by their technological capabilities. Facilities-based carriers maintain switching equipment, which is necessary to direct calls or data over the appropriate transmission line. Some smaller non-facilities-based providers, known as 'switchless resellers,' gain

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the use of switches as part of their contracts with facilities-based carriers.
Other non-facilities-based providers, known as 'switch-based resellers,' install their own switches in those areas where they have sufficient volume to justify the capital expense and maintenance costs.

     The long distance industry may be significantly altered in the future by two recent regulatory enactments. First, in October 1995 the FCC terminated AT&T's previous price cap regulations regarding service to residences and small businesses and now allows AT&T to file effective rate schedules on one day's notice, thereby limiting competitors' previous ability to protest such tariffs. These changes give AT&T increased flexibility that may permit it to compete more effectively with smaller long distance service providers, such as the Company, particularly in regard to the small business customers who compose the vast majority of the Company's customer base. Second, on February 8, 1996, the President signed the Telecommunications Act, designed to introduce more competition into U.S. telecommunications markets. The Act increases the potential for competition in both the long distance services market, by removing the prohibitions against RBOCs providing long distance services, and in the local services market by requiring LECs to permit interconnection to their networks, thus allowing long distance and regional carriers to compete in local markets. Due to these changes, the Company may be forced to compete with both

RBOCs and long distance carriers to a greater degree than in the past. See '--Government Regulation' and '--Competition.'

     The Company believes that the rapid evolution of the resale industry presents an opportunity for consolidation of third-tier companies in general, and resellers, in particular. Many of these companies are, in the Company's opinion, undercapitalized and may have difficulty providing their services profitably. The Company believes that many of the carriers that provide resale products, particularly first-tier carriers, would welcome a consolidation of resellers that would decrease the number of companies with whom they contract, leaving only quality, well capitalized resellers with whom to deal. Consolidation with other resellers could, in the Company's opinion, achieve additional economies in both pricing with underlying carriers and in operating costs such as customer service. Such economies are not certain and cannot be adequately predicted. The Company does not have any current understanding arrangement or agreement to consolidate with other resellers.

STRATEGY

     The Company intends to actively pursue a strategy of continued growth and will seek to expand the distribution of its services and products and maximize penetration of new and existing geographic markets. Key elements of the Company's growth strategy include:

     Expand Distribution Channels. The Company intends to expand its marketing activities by increasing the number of direct sales personnel and in-house telemarketers as well as independent distributors, agents, and telemarketers. By expanding these distribution channels, the Company will seek to maximize exposure of its services and products.

     Emphasize Product and Service 'Bundling.' The Company has increasingly emphasized bundling of its basic long distance services with other services and products, such as local telecommunications access, Internet access and fax broadcast services. The Company believes that, if it is successful in bundling its services, it may increase revenue per customer and decrease customer attrition. The Company also believes that such bundling will be attractive to small businesses seeking to obtain a variety of services from one provider.

     Develop Strategic Marketing Relationships. The Company intends to continue to develop strategic marketing relationships with entities such as Scrip, a large fundraising and educational consulting company, and with retail outlets to expand distribution of its basic '1 plus' and '800' services as well as prepaid calling cards and other products.

     Improve Operating and Network Efficiencies. The Company has agreed to place new customers' domestic switched, '1 plus' and '800' services on Tel-Save's One Better Network, which will utilize the new AT&T 5 ESS 2000 digital switches. The Company believes that, upon successful transition of its customer base, the increased efficiency of these switches may ultimately shorten the Company's provisioning and billing and collection cycles.

     Expand Through Acquisitions. The Company operates in a highly fragmented segment of the telecommunications industry and regularly evaluates possible acquisition opportunities. The Company may seek


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

to acquire smaller resellers and customer bases in order to expand the distribution of its services and products and maximize penetration in new and existing geographic markets. The Company believes its existing infrastructure, including customer service, collections, provisioning and carrier agreements, may position the Company to acquire customer bases with little corresponding increase in overhead costs.

SERVICES AND PRODUCTS

     Basic '1 plus' and '800' long distance services have historically accounted for substantially all of the Company's revenues. For the year ended April 30, 1996 and the nine months ended January 31, 1997, such services accounted for approximately 97% and 94%, respectively, of the Company's revenues. The Company has increasingly emphasized its other services and products which the Company believes may generate higher margins than basic long distance service, and may increase customer loyalty.

     The Company currently offers the following services and products, which in the aggregate accounted for 3% and 6%, respectively, of the Company's revenues for the year ended April 30, 1996 and the nine months ended January 31, 1997:

     Prepaid Long Distance Calling Cards. The Company sells its 'EZ Call' prepaid long distance calling cards directly to its customers. The Company's calling card is paid for in advance and may also have additional time added to it by using a major credit card. EZ Call limits a customer's liability for stolen, lost, or cards abused by employees, since the minutes are pre-programmed and added to each card in limited quantities at the direction of the customer.

     The Company has also acted as a procuring agent for GTN in connection with GTN's provision of prepaid calling cards to Target Stores ('Target'), a division of Dayton Hudson Corporation ('Dayton'), a chain of retail department stores, to be sold in their stores. In February 1996, GTN agreed to pay to the Company 50% of all profits derived from sales to Target and Dayton. This agreement generated approximately $176,000 and $99,600 of the Company's revenues for the year ended April 30, 1996 and the nine months ended January 31, 1997, respectively.

     In August 1996, the Company entered into an Independent Marketing Distributor Agreement with Scrip Plus, Inc. ('Scrip'), a fundraising and educational consulting company. The agreement grants Scrip the right to market the Company's services and products, primarily the Company's prepaid calling cards, to end users. The agreement provides for the Company to pay commissions based on the services sold by Scrip. Beginning in August 1998, Scrip must sell a minimum of $3,000,000 per month of the Company's services in order to receive maximum commissions from the Company. Beginning in February 1998, if Scrip sells less than $200,000 per month, it will be charged an administrative fee. The term of the agreement is seven years and is automatically renewable for additional one year terms unless either party notifies the other 45 days prior to the expiration of the initial or any renewal term.


     The Company also believes that a number of significant opportunities exist for additional sales of prepaid calling cards though various distribution channels, including retail outlets and large organizations, such as rental car companies, airline travel organizations and restaurant chains. The Company will seek to market the cards to end users through these organizations as well as affinity groups such as the AFL/CIO and large service organizations such as National Rental Car, which distribute the cards in connection with promotional activities.

     IntraLATA Toll Service. IntraLATA calls are non-local toll calls made within a state. IntraLATA toll service allows IntraLATA calls to be billed by the Company rather than the local telephone companies. Recent regulatory changes permit customers to choose one company to provide both IntraLATA and long distance service, meaning that the Company is able to add IntraLATA service for existing long distance customers, enabling them to initiate their IntraLATA toll calls in the same manner that a normal long distance call is initiated. By offering this service, the Company believes it may be able to generate additional revenues from current customers.

     Internet Access. The Company has packaged a service which includes Internet domain registration and services (e.g., design, placement and advertising), Web sites, monthly access to the Internet for dial-up and dedicated usage, and a discounted '800' service to respond and/or reply to the customers' eventual order flow. The bundling of these services represents a 'one-stop-shopping' arrangement for the small and medium-sized business users that do not employ computer/software specialists to serve their systems needs, or that are managed by individuals who may not be skilled in the use of the Internet. This package also includes e-mail, Web browser, Internet dialer and search engines. The Company also offers facsimile-related services that allow a user to send a facsimile to many destinations simultaneously (Fax Broadcast) and to store and retrieve facsimiles in a manner similar to electronic mail (Fax Mailbox).

     International Service. The Company recently acquired switching facilities in connection with the Gulf Acquisition that enable it to originate and transmit international traffic worldwide. The Company's international services consist of call through and call back services. Call through service utilizes programming that allows an international caller to be connected via a U.S. based operator to a U.S. based line at a lower rate than would be available in the country of origin. Call back service is an alternate way of allowing international callers to pay lower rates than would be available in their country of origin. The caller places a call from outside the United States to the Company's switching facilities. The switching program instantly disconnects the call, then recalls the customer at a pre-designated number and switches the call to the ultimate intended receiver, utilizing a lower United States rate. Currently, the Company's primary marketing efforts are in the Caribbean basin, certain Latin American countries, and Europe. The Company will seek to broaden its scope of operations to include offering international switching services to facilities-based resellers.


ACQUISITIONS

     The Company has historically expanded its operations through the acquisitions of customer bases. In June 1994 the Company acquired a customer base of approximately 200 small businesses from ACTI, Inc. in consideration of $80,000. In February 1995, the Company acquired a customer base of approximately 350 small businesses from Rockwell Communications, Inc. in consideration of $37,045. In October 1995, the Company acquired a customer base of approximately 1,000 small businesses from Touchtone Network, Inc. in consideration of $553,223.

     In May 1996, the Company acquired all of the issued and outstanding capital stock of Gulf in consideration of $25,000 in cash and the assumption of a promissory note in the principal amount of $182,000. Such note is payable in equal monthly installments of $10,000 and is due February 1, 1998. Gulf operates switching equipment which allows it to act as an international call back and call through provider. In addition, Gulf offers prepaid long distance calling cards, Internet access, voice mail and facsimile broadcast services. Gulf's assets included approximately 200 commercial customers.

     In July 1996, the Company acquired all of the issued and outstanding capital stock of AIT, including certain assets of DNS Communications, Inc. ('DNS'), a division of MATRIX Telecom, Inc. ('MATRIX'). Prior to the acquisition, MATRIX had entered into long distance service agreements with Tel-Save through DNS. On June 28, 1996, MATRIX assigned to AIT all of its rights, duties and obligations to those DNS service agreements, including DNS's customer base, in consideration of $5,271,230. Shortly thereafter, the Company purchased all of the issued and outstanding stock of AIT, as well as the DNS customer base, in consideration of $5,271,230 in cash and the issuance of 200,000 shares of the Company's Common Stock (of which 50,000 were subject to certain holdback provisions). This AIT/DNS customer base consisted of approximately 30,000 small businesses at the time of the acquisition.

     In December 1996, the Company accelerated the amortization of the acquisition costs of the AIT customer base due to significant customer attrition, resulting in $1,696,869 of additional amortization expense and a net loss of $2,148,402 for the eight months ended January 31, 1997. Higher than expected customer attrition was primarily attributable to the Company's inability to implement customer service and retention, including delays in provisioning new customers on Tel-Save's digital switches, as well as increased competition with respect to such customer base. In January 1997, the Company agreed with the former shareholders of AIT to cancel 45,000 of the 50,000 shares that were subject to the holdback provisions, in settlement of certain claims by the Company against the AIT shareholders.

     In January 1997, the Company purchased from Great Lakes (i) a customer base consisting of approximately 7,000 customers that were subject to an agreement between Great Lakes and Tel-Save and (ii) a warrant to purchase 200,000 shares of Common Stock of Tel-Save in consideration of $1,200,000 in cash. In connection with such acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased the warrants from the Company in consideration of $1,800,000 and credited the Company with such amount ($1,200,000 to repay the loan made in January 1997 and $600,000 to reduce the outstanding principal balance under the Acquisition Loan). See 'Certain Transactions.'

LONG DISTANCE SERVICE PROVIDERS

     The Company has entered into multiple-year service agreements with Tel-Save, WorldCom and ICI and short-term agreements with other suppliers of long distance telecommunication services. To obtain favorable forward pricing from its underlying carriers, the Company has committed to purchase certain minimum volumes of long distance services during stated periods. For the year ended April 30, 1996 and the nine months ended January 31, 1997, these commitments aggregated approximately $3,200,000 and $5,742,000, respectively. Pursuant to the Company's current agreements with Tel-Save and other carriers, the Company's minimum volume commitments are expected to increase substantially during the next two years.

     For the year ended April 30, 1996 long distance calls carried by Tel-Save (through AT&T) and WorldCom accounted for approximately 61% and 31%, respectively, of the Company's revenues. For the nine months ended January 31, 1997, long distance calls carried by Tel-Save (through AT&T), WorldCom and ICI accounted for approximately 72%, 21% and 5%, respectively, of the Company's revenues. The Company has entered into the following services agreements or arrangements with long distance carriers which provide access to phone lines and transmission facilities necessary to transmit customer calls.

     Tel-Save Agreement. In February 1993, the Company entered into a Partition Agreement with Tel-Save, which was amended in July and November 1996. Pursuant to such agreement, Tel-Save has agreed to provide long distance service to the Company's customers through its AT&T partitions until the later of August 31, 1999 or the date that all of the Company's obligations to Tel-Save have been satisfied. The Company's agreement with Tel-Save requires the Company, subject to certain exceptions, to provide domestic switched, '1 plus' and '800' services to all of the Company's new customers through Tel-Save's newly acquired AT&T digital switching equipment. The agreement also provides that Tel-Save may reprovision certain of the Company's existing customers onto Tel-Save's network.

     Under the agreement, the Company is currently required to commit to a minimum volume of $100,000 per month or pay the actual amount billed plus a surcharge of $5,000 for such month. This minimum increases to $3,000,000 per month commencing November 1, 1997. The agreement prohibits the Company from incurring indebtedness for borrowed money (unless the Company has given Tel-Save notice and the opportunity to provide any such financing), creating any liens or security interests on its assets or properties or, subject to certain exceptions, merging with another corporation or selling all or substantially all of its assets. The agreement also prohibits the Company's directors, principals, shareholders, agents and employees from engaging in certain competitive activities during the term of the agreement and for a period of two years thereafter. Tel-Save may terminate the agreement upon the happening of certain events, including failure by the Company to pay amounts billed or demanded by

Tel-Save or any other debt when due or a judgment in excess of $20,000 is entered against the Company.

     WorldCom Agreement. In February 1996, the Company entered into a Rebiller Service Agreement with WorldCom, pursuant to which WorldCom has agreed to provide 'WorldOne' long distance services to the Company's customers pursuant to applicable FCC and state tariffs through July 31, 2000, unless otherwise terminated by either party upon thirty days' prior written notice. The Company's agreement with WorldCom requires the Company to pay the actual amount billed or a minimum of $500,000 per month, increasing to $750,000 per month in April 1997 and $1,000,000 per month in August 1997. In the event it fails to satisfy such minimum commitment, the Company is required to pay a deficiency charge equal to the difference between actual charges and the minimum commitment. WorldCom may, upon 90 days' prior written notice, increase the rates charged to the Company to offset an increase in the costs of providing service as a result in a change in applicable regulations.

     ICI Agreement. In April 1996, the Company entered into a Switched Reseller Services Agreement with Phone One, Inc., a wholly owned subsidiary of ICI. The agreement provides that ICI will supply long distance service to the Company and its customers pursuant to applicable FCC and state tariffs. The agreement requires that the Company purchase a minimum commitment of service from ICI of $250,000 per month. If the Company fails to meet such minimum commitment for any period of three consecutive months, the Company must pay a deficiency charge equal to the difference between actual charges and the minimum commitment.

     UUNET Agreement. In February 1996, the Company entered into a Network Services Agreement with UUNET pursuant to which UUNET agreed to provide telecommunications services to interconnect the Company's customers to the Internet. The term of the agreement is one year and is automatically renewable for additional one year terms, unless terminated by either party upon not less than 60 days notice prior to the end of any current term. The Company has agreed to commit to purchase a minimum of $7,500 per month of service and is entitled to receive certain discounted rates commensurate with higher commitment levels.

     The Company's carriers rely on numerous regional and local telephone companies to provide call origination and termination services to the Company's customers.

MARKETING AND SALES

     The Company markets its services and products through three distinct channels: direct sales personnel; independent agents, distributors and telemarketers; and on a wholesale basis, smaller resellers. The Company targets commercial customers with telecommunications usage of under $5,000 per month. The Company believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct selling effort on this segment of the market. The Company's target customers generally do not qualify for the major carriers' volume discounts or for the level of support services made available to higher volume users.


     Direct Sales. The Company relies on its direct sales and field service personnel for a substantial portion of its revenues. The Company's direct sales personnel receive an initial commission for securing a sale and a residual commission so long as that customer and the direct sales personnel remain with the Company. The Company's field service personnel follow up with existing customers by offering them new value-added services, for which the personnel also receive a commission. The Company recently reduced the number of its direct sales personnel. The Company intends, however, to use a portion of the proceeds from this offering to hire additional experienced direct sales personnel and in-house telemarketers. Sales of long distance and other services by the Company's direct sales personnel and from acquisitions accounted for approximately 73% and 93%, respectively, of the Company's revenues for the year ended April 30, 1996 and the nine months ended January 31, 1997.

     Distributors and Agents. The Company supplements its direct sales efforts by marketing through a nationwide network of approximately 57 independent distributors and agents, which generally include distributors of office equipment and supplies. These distributors and agents enter into agreements providing for commissions on business generated for the Company. The Company typically grants a nonexclusive right to solicit customers and requires its distributors to maintain a minimum quota. Some of the Company's new distributors have substantial telemarketing programs, and the Company believes that sales through this channel may increase the number of small volume customers. Although there are higher costs associated with sales to smaller customers, sales to such customers generally have higher margins. Sales of long distance and other services through distributors and agents in the aggregate accounted for approximately 20% and 6%, respectively, of the Company's revenues for the year ended April 30, 1996 and the nine months ended January 31, 1997. The Company anticipates that it will become increasingly dependent upon independent distributors, agents and telemarketers to market its services.

     Resellers. In April 1995, the Company commenced offering telecommunications services on a wholesale basis to small resellers of long distance services. Although gross margins on sales to resellers are generally lower than the Company's average, sales through this channel enable the Company to enter markets with minimal cost or risk where small resellers have already built strong direct relationships with their customers. The Company believes that reseller customers also provide opportunities for growth as candidates for acquisitions. Sales of long distance and other services through resellers accounted for approximately 7% and less than 1%, respectively, of the Company's revenues for the year ended April 30, 1996 and the nine months ended January 31, 1997.

COMPETITION

     The Company faces intense competition in the marketing and sale of its services and products. The Company's long distance, prepaid long distance calling cards, Internet and other services and products compete for consumer recognition with other long distance, calling card, Internet and other services and products which have achieved significant international, national and regional consumer loyalty. Many of these services and products are marketed by companies which are well-established, have reputations for success in the development and sale of services and products and have significantly greater financial, marketing, distribution, personnel and other resources than the

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Company. These resources permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new services and products. Certain of these competitors, including AT&T, MCI Telecommunications Corporation ('MCI') and Sprint Corporation ('Sprint'), dominate the industry and have the financial resources to enable them to withstand substantial price competition which has continued to increase. These and other large telephone companies have also entered or have announced their intention to enter into the prepaid phone card and Internet segments of the telecommunications industry. Because the reseller segment of the telecommunications industry has no substantial barriers to entry, competition from smaller resellers in the Company's target markets is also expected to continue to increase significantly. The markets for telecommunications services and products are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone services and products and prepaid phone cards employing alternative 'smart' card technologies, may reduce demand for traditional land-line long distance telephone services generally and the Company's services in particular. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry, including changes in customer preferences, business and demographic trends, unfavorable general economic conditions and discount pricing strategies by competitors.

     Recent regulatory changes may also result in significantly increased competition. In October 1995, the FCC terminated AT&T's designation as a dominant carrier, which will make it easier for AT&T to compete directly with the Company for low volume commercial long distance customers. Also, the recently adopted 1996 Telecommunications Act is designed to introduce increased competition in domestic telecommunications markets by facilitating the entry of any entity (including cable television companies and utilities) into both the long distance and local telecommunications markets. Consequently, such act increases the potential for increased competition by permitting long distance and regional carriers to compete in local markets and well-established and well-capitalized Regional Bell Operating Companies and local exchange carriers to compete directly against the Company in long distance markets. There can be no assurance that the Company will be able to continue to compete successfully, particularly as it seeks to enter into new markets and market new services and products.

GOVERNMENT REGULATION

     The Company's provision of telecommunications services is subject to government regulation. Federal law regulates domestic interstate and international telecommunications, and state law regulates telecommunications that originate and terminate within the same state. Furthermore, in February 1996 the President signed the 1996 Telecommunications Act, which affects both local and long distance telecommunications.

     The 1996 Telecommunications Act. The President signed the 1996 Telecommunications Act into law in February 1996. The legislation is designed to increase competition in both the local and long distance telecommunications markets. The legislation opens the local markets by requiring LECs to permit interconnection to their networks by long distance and regional services providers and through creating LEC obligations regarding unbundled access, dialing parity, access to rights-of-way, resale, number portability, mutual compensation and other matters. Additionally, the legislation codifies the LECs' equal access and nondiscrimination obligations and preempts inconsistent state law. Through these requirements, the legislation allows long distance and regional services providers to enter the local services markets.

     The legislation also removes the prohibitions against RBOCs providing InterLATA long distance services. The new provisions allow a RBOC to provide these services 'out-of-region' (where it is not the LEC) immediately after obtaining any state and/or federal regulatory approvals necessary to the provision of long distance service. A RBOC may also provide long distance service 'in-region' after it obtains FCC approval by showing that facilities-based competition is present in its market and that it has entered into interconnection agreements which satisfy a 14-point checklist of competitive requirements. The legislation defines in-region service to include every state, in its entirety, in which the RBOC provides local exchange service, even if the RBOC is not the incumbent local exchange provider in all parts of that state.

     The Company will face new competition from the RBOCs that are able to obtain the required state or FCC approvals to provide in-region or out-of-region InterLATA long distance services. However, the legislation does establish certain safeguards to prevent anticompetitive abuse by RBOCs. The legislation restricts the ability of

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RBOCs to market jointly InterLATA long distance services together with local services. RBOCs may engage in such efforts only through separate subsidiaries with separate books and records, management, financing and employees. RBOCs also may not package local and long distance services unless they permit competitors to offer similar packages. Moreover, RBOCs must obtain in-region long distance authority before they may market local and long distance services jointly in a state. The adequacy of these safeguards against anticompetitive abuse by RBOCs and any effect of such conduct on the Company cannot be determined.

     Federal Regulation. International non-dominant carriers must maintain tariffs on file with the FCC. The tariffs of non-dominant carriers, such as the Company, are presumed lawful and are seldom contested, although those tariffs and the rates and charges they specify are subject to FCC review. Prior to a 1995 court decision, domestic non-dominant carriers were allowed by the FCC to file tariffs with a 'reasonable range of rates' instead of the detailed schedules of individual charges required of dominant carriers. After such court decision, which required detailed rate schedules for domestic offerings in their tariffs, the Company and most of its competitors relied on the FCC's past practice of allowing relaxed tariff filing requirements for non-dominant carriers and did not maintain the required detailed rate schedules. Until the two-year statute of limitations expires, the Company could be held liable for damages for its failure to do so, although it believes that such an outcome is highly unlikely and would not have an adverse effect on it. In order to recover damages, a competing telecommunications provider would need to demonstrate that the Company's failure to file detailed rate schedules caused that other service provider to lose customers and that the Company should be held liable for the damages. The possible extent of such damages, if any, cannot be determined by the Company.

     The FCC recently eliminated the requirement that nondominant interstate carriers such as the Company file tariffs with the FCC for domestic interstate services and such carriers, including the Company, must withdraw tariffs filed with the FCC to the extent such tariffs apply to interstate services. The FCC also requested public comment on whether any other regulations presently imposed on nondominant carriers be eliminated. It is not known when the FCC will act on this proposal.

     AT&T was previously classified as a dominant carrier, but the FCC in October 1995 granted AT&T nondominant status in the domestic market. As a result, past price cap restrictions on AT&T's service to residences and small business have been terminated, which could result in greater price competition for the Company. Moreover, the FCC also now allows AT&T to file effective tariffs on one day's notice, thereby limiting competitors' previous ability to protest such tariffs.

     Among domestic local carriers, only the current LECs are presently classified by the FCC as dominant carriers for the provision of interstate access services. This means that the FCC regulates many of the LECs' rates, charges and services to a larger degree than the Company's. The FCC's regulation of LECs is expected to decrease over time, especially given the 1996 Telecommunications Act. The FCC has proposed that RBOCs that provide out-of-region long distance services be regulated as nondominant carriers.

     State Regulation. The intrastate long distance operations of the Company are also subject to various state laws and regulations, including prior certification, notification and registration requirements. The vast majority of states require the Company to apply for certification to provide intrastate telecommunications services, or at least to register or be found exempt from regulation, before commencing intrastate services. Most states also require the Company to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, cancelled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties may also be imposed for such violations.

     The Company provides interstate and international long distance service in all or some portions of 50 states for which the Company has filed a tariff with

FCC. The Company is authorized, pursuant to state regulations, certifications, tariffs or notifications or on an unregulated basis, to provide intrastate service in 45 states and is in the process of obtaining approvals in 4 additional states. The Company expects to obtain authority to operate in each jurisdiction where authority is required, but there can be no assurance that one or more of these jurisdictions will not deny the Company's request for operating authority.

OPERATIONS AND CUSTOMER BILLING SERVICE

     Total Order Processing System ('TOPS') is the Company's customer operations and information management system. The system provides efficient processing of new customer orders from the Company's sales personnel and independent telemarketers, distributors and agents to the Company's long distance services carriers.

     The processing of new customer orders begins with the sale of the Company's services to the customer by the Company's direct sales personnel or independent distributors, agents or telemarketers. The orders are sent to the TOPS system, which processes the orders for entry into the Company's database. The Company executes a credit check on orders based on certain criteria and rejects those that fail to meet the Company's qualifications. The TOPS system formats and electronically forwards each order to the appropriate long distance carrier.

     Upon successful activation of the new customers' accounts by the carriers and LECs, customers can utilize the Company's services. The Company, through Tel-Save, offers billing services provided by AT&T and AT&T's ACUS, a wholly-owned subsidiary of AT&T. ACUS processes call details and bills the Company's customers directly. Customers remit payment to a lock-box designated by Tel-Save. The Company also offers direct billing services to customers serviced by WorldCom and ICI. The Company receives monthly records from its carriers which detail the calls made by its customers, and checks the carriers' records against its own records for accuracy. The Company initiates collection calls to resolve nonpayment by customers, and engages third party collection agencies if such efforts are unsuccessful.

     The Company strives to reduce initial attrition rates and develop long-term customer relationships through continuous communication with its customer base. Customers solicited by the Company's telemarketers are contacted to verify their orders, and the Company's customer service personnel conduct periodic audits of new customers to evaluate their satisfaction with the Company's services. Customer service personnel also field customer-initiated calls regarding billing questions and problems to provide immediate resolution of issues and inquiries.

EMPLOYEES

     As of January 31, 1997, the Company employed 31 persons on a full-time basis, with 5 in sales and marketing, 14 in customer service, collection and provisioning, 8 in administration and 4 in senior management. None of the Company's employees are represented by a union. The Company considers relations with its employees to be satisfactory.

FACILITIES

     The Company's executive offices are located at 1451 West Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33309. The Company has entered into a four-year lease which expires in March 2000, for 7,950 square feet. The Company pays approximately $8,000 per month, and the rent is subject to a 4% adjustment on an annual basis. The Company also has a sales office in Orlando located at 1555 Howel Branch Road, Suite C208, Winter Park, Florida 32789. The Company has entered into a three-year lease, expiring on December 31, 1998 for 925 square feet. The Company pays $1,020 per month, and the rent is subject to a 4% adjustment on an annual basis.

LEGAL PROCEEDINGS

     Nortel, Inc. ('Nortel') and Accutel Communications, Inc. ('Accutel') have filed combined suits against the Company alleging causes of action for anticipatory breach of contract and breach of contract arising from the termination by the Company of service under a service contract and independent marketing distributor agreement with each party. The Company terminated the telephone services of Nortel and terminated the distributor relationship with Accutel for breaches of contract, including the failure to comply with the payment terms of their contracts. Nortel and Accutel claim that the Company anticipatorily and wrongfully terminated their contracts, and Accutel claims that the Company owes it $89,664 in unpaid commissions. Nortel sued for an injunction against the Company's termination of telephone services and was awarded an ex-parte temporary injunction, but at a hearing for dissolution of the order the Court immediately ordered the dissolution of the prior injunction and ordered all parties to attend mediation. The Company believes it was justified in terminating service in accordance with the contracts and intends to vigorously defend its position. However, there can be no assurance as to the possible outcome of this action.

     Between October 1991 and June 1991, the Company borrowed an aggregate of approximately $125,000 from Mr. Harold L. Sutton, a stockholder of the Company. As of April 30, 1996, the Company owed Mr. Sutton approximately $17,069. In connection with such borrowings the Company at various times pledged securities to secure its obligations. The Company and Mr. Sutton currently are in dispute with respect to the ownership of 100,000 shares of Common Stock originally pledged to secure the Company's borrowings from Mr. Sutton. In January 1997, the Company filed an action seeking a declaratory judgment and a judicial determination as to the amount in dispute.

     Pursuant to the Plan and Agreement of Merger dated November 14, 1995 (the 'Plan'), Group Long Distance, Inc., a Florida corporation ('GLD'), was merged (the 'Merger') into Second ITC Corporation, a Florida corporation ('Second ITC') and Second ITC changed its name to Group Long Distance, Inc. Second ITC was founded by ITC Integrated Systems, Inc. ('ITC Integrated') which owned 1,870,000 shares of Second ITC and by 7 existing shareholders of GLD, who owned in the aggregate the remaining 130,000 shares (the 'Founders Shares') of Second ITC (the 'Individual Founders'), respectively. The Individual Founders were Gerald
M. Dunne, Jr., Rafael Alvarez, Jr., Jeffrey Granick, Andrea Morey, Michael Mueller, Vincent Tumminello and Jeffrey Ullman. The Plan stated that the shareholders of GLD would own 94% of the outstanding shares of Second ITC and the existing shareholders of Second ITC would own the remaining 6% of the shares outstanding. The shareholders of GLD received 1,750,000 shares of Second ITC owned by ITC Integrated which resulted in (i) the shareholders of GLD receiving 87.5% of the outstanding shares of Second ITC and the existing shareholders of Second ITC, namely the Individual Founders and ITC Integrated retaining 130,000 and 120,000 shares of Second ITC, respectively, or an aggregate of 12.5% of the outstanding shares of Second ITC, and (ii) in a partial dilution of the interests received by the shareholders of GLD in the Merger from 94% to 87.5% (the 'Dilution'). In December 1996 and January 1997, the Board of Directors of the Company, a majority of the shareholders of the Company that were shareholders of GLD (the predecessor) at the time of the Merger and a majority of the current shareholders of the Company, each ratified and approved the Merger and the resulting Dilution. Shareholders affected by the Dilution may have a cause of action against the Company and the Individual Founders for the failure to disclose the issuance of the Founders Shares to the Individual Founders. Although the Dilution was subsequently ratified by a majority of the shareholders of the Company, there can be no assurance that a shareholder may not seek legal remedy against the Company or the Individual Founders. Any such action could have a material adverse effect on the Company.

     The Company is from time to time the subject of complaints or litigation in the ordinary course of its business. The Company believes that the lawsuits, claims and other legal matters to which it has become subject are not material to the Company's financial condition or results of operations, but an existing or future lawsuit or claim resulting in an adverse decision against the Company could have a material adverse effect on the Company's financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                               AGE   POSITIONS HELD
------------------------------------------------   ---   ------------------------------------------------
Gerald M. Dunne, Jr.............................   34    President, Chief Executive Officer and Director
Peter J. Russo..................................   40    Chief Financial Officer
Andrea A. Morey.................................   39    Vice President--Administration and Secretary
Michael A. Mueller..............................   39    Vice President--Marketing
Jeffrey A. Ullman...............................   36    Vice President--Sales
Sam D. Hitner...................................   39    Controller
Edward Harwood..................................   70    Director
C. Shelton James................................   57    Director
Glenn S. Koach..................................   41    Director
John L. Tomlinson...............................   48    Director

     Gerald M. Dunne, Jr. has been President, Chief Executive Officer and a director of the Company since February 1992. From May 1989 to February 1992, Mr. Dunne was Senior Vice President and Vice President of Sales of the Company. From January 1986 to September 1988, Mr. Dunne was in the Accounting Department at the Battery Products Division of Union Carbide. Mr. Dunne is a member of the Telecommunications Resellers Association.

     Peter J. Russo has been Chief Financial Officer of the Company since December 1996. From February 1992 to June 1996, Mr. Russo was Executive Vice President, USA, and from May 1988 to January 1992, Mr. Russo was Senior Vice President and Chief Financial Officer for the United States operations of the State Bank of South Australia. From April 1979 to April 1988, Mr. Russo held various senior management positions in New York, including First Vice President and Chief Financial Officer for the U.S. operations of the Australia and New Zealand Banking Group Ltd. Mr. Russo received his Bachelor of Business Administration degree in Public Accounting from Pace University, New York.

     Andrea A. Morey has been Vice President--Administration of the Company since November 1994 and Secretary since April 1991. Ms. Morey joined the Company in 1989 as an account representative and became Director of Operations in 1991. From 1986 to 1989, Ms. Morey was Director of Administration of the South Florida law firm of Tew, Jorden & Schulte.

     Michael A. Mueller has been Vice President of Marketing of the Company since February 1992. From August 1991 to February 1992, Mr. Mueller was the Company's Director of National Sales. From December 1990 to June 1991, Mr. Mueller was the General Manager of the Traditional Products Division of MODCOMP, an industrial automation company. From December 1984 to September 1987, Mr. Mueller was a Product Marketing Manager at Gould Electronics Corporation

('Gould'), a computer manufacturing company.

     Jeffrey A. Ullman has been Vice President of Sales of the Company since October 1994. From May 1993 to October 1994, Mr. Ullman was the Company's Regional Sales Manager and, from April 1992 to May 1993, Mr. Ullman was the Company's Sales Manager in the Orlando office. From May 1991 to May 1992, Mr. Ullman owned and managed Phymed Services, Inc., a medical supply company.

     Sam D. Hitner has been the Controller of the Company since August 1995. From November 1994 to August 1995, Mr. Hitner was employed with John L. Tomlinson C.P.A., P.A. as a tax consultant. From September 1992 to July 1994, Mr. Hitner was Controller of the sales and marketing division of South African Druggists, a publicly held pharmaceutical manufacturer and distributor. From October 1989 to September 1992, Mr. Hitner was Controller of the sales and marketing division of Protea Electronics, a division of Protea Technology, a publicly held corporation, which division was involved in the sale and repair of sophisticated electronic equipment. Mr. Hitner is qualified as a Chartered Accountant (S.A.) in South Africa.

     Edward Harwood has been a director of the Company since September 1995. Mr. Harwood retired in 1989. For the 19 years prior thereto, Mr. Harwood held various executive positions with Gould.

     C. Shelton James has been a director of the Company since September 1995. Mr. James has been Chairman and Chief Executive Officer of Elcotel, a publicly traded corporation and manufacturer of telecommunications equipment, since May 1991. Mr. James also serves as a director of the following public corporations:
NAI Technologies, a manufacturer of computers, SK Technologies, a point of sale software company, Cyberguard Corporation, an Interest Security company, Concurrent Computer Systems, a real time computer company and CSPI a manufacturer of high performance computers. Mr. James also has been the President and Director of Fundamental Management, an investment management company, since 1990. From 1980 to 1989, Mr. James served as Executive Vice President of Gould and as President of its computer systems division.

     Glenn S. Koach has been a director of the Company since September 1995. Since 1984, Mr. Koach has been a Principal and Investment Manager of Riverside Capital Advisors, an investment company based in South Florida. Mr. Koach also has served as Chairman of the Board of Metro Airlines since 1994.

     John L. Tomlinson has been a director of the Company since November 1995. Mr. Tomlinson is a Certified Public Accountant and has been in private practice since 1990. Prior to 1990, Mr. Tomlinson was the Vice President of Finance for All Metals Service and Warehousing, Inc. Mr. Tomlinson also serves as a director of Gateway American Bank of Florida.

     The Company has a classified Board of Directors currently consisting of five members. The directors are divided into three classes. The term of office of the directors expires following the date of this Prospectus as follows: Class

1, at the first annual meeting of stockholders, Class 2, at the second annual meeting of shareholders; and Class 3, at the third annual meeting of stockholders. Thereafter, the term of office of each director will expire at the third annual meeting of stockholders following his or her election. Mr. John Tomlinson is a Class 1 director. Messrs. Edward Harwood and C. Shelton James are Class 2 directors and Messrs. Glenn S. Koach and Gerald M. Dunne, Jr. are Class 3 directors. Having a classified Board of Directors may be viewed as inhibiting a change of control of the Company and having a possible anti-takeover effect because it would take at least two annual meetings to change control of the Board of Directors by stockholder vote.

     The Company has also agreed, for a period of three years following consummation of this offering, if so requested by the Representative, to nominate and use its best efforts to elect a designee of the Representative as a director of the Company, or, at the Representative's option, as a non-voting adviser to the Company's Board of Directors subject to execution of a confidentiality agreement with such non-voting adviser. The Company's officers, directors and principal stockholders have agreed to vote their shares in favor of such designee. The Representative has not yet exercised its right to designate such a person. The Representative's designee elected will be a Class 1 director.

     The Company maintains a life insurance policy in the amount of $1,000,000 on Gerald M. Dunne, Jr., its Chief Executive Officer. The proceeds of the policy are payable to the Company.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee is composed of Glenn Koach, C. Shelton James and John Tomlinson. Mr. Tomlinson is the Chairman. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

     Compensation Committee. The Compensation Committee is composed of C. Shelton James and Edward Harwood. Mr. James is the Chairman. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers and executive management of the Company.

EMPLOYMENT AGREEMENT

     In February 1997, the Company and Gerald M. Dunne, Jr. entered into a two-year employment agreement providing for his employment as the Company's President and Chief Executive Officer with an annual base salary of $130,000 for the first year, increasing to $150,000 for the second year. The agreement provides for a bonus based on certain earnings criteria. The agreement provides that in the event of termination: (i) without cause or by Mr. Dunne for cause, or by either party in connection with a change in control of the Company, Mr.

Dunne will receive a lump sum severance pay equal to his then annual base salary and disability, accident and health insurance benefits substantially similar to those insurance benefits Mr. Dunne is receiving immediately before the termination for cause; (ii) as a result of the incapacity of Mr. Dunne, Mr. Dunne shall be entitled to continue to receive 60% of his salary for a two-year period from the date of termination; and (iii) as a result of the death of Mr. Dunne, Mr. Dunne (or his estate) shall be entitled to any benefits accrued under the Company's death, disability or other benefit plan and shall be entitled to receive a lump sum payment equal to his then annual base salary. The agreement also includes a one-year noncompete covenant commencing on the date of termination.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities paid to the Company's Chief Executive Officer during the fiscal year ended April 30, 1996. No other executive officer received a total salary, bonus and other compensation in excess of $100,000 during such year.

                                                                                                   LONG-TERM
                                                                                              COMPENSATION AWARDS
                                                                                           -------------------------
                                                              ANNUAL COMPENSATION          SECURITIES
                                                       ---------------------------------   UNDERLYING
                                              FISCAL                       OTHER ANNUAL     OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR    SALARY     BONUS    COMPENSATION       (#)       COMPENSATION
--------------------------------------------  ------   -------   -------   -------------   ----------   ------------
Gerald M. Dunne, Jr.
  President, Chief Executive Officer
  and Director..............................    1996   $93,000   $41,808(1)    $38,126(2)         --            --
All Directors as a group (3)................    1996      0.00      0.00         0.00             --            --

------------------

(1) Comprised of subjective and profitability bonuses. The subjective bonus was composed of qualitative performance objectives set by the Board of Directors. The profitability bonus was earned by the attainment of prescribed revenue and profit levels.

(2) Comprised of commission and royalty income of $30,926 earned from sales generated and reimbursements of automobile expenses of $7,200. No other employee received automobile reimbursements to this extent although other employees were reimbursed for some automobile related expenses.

(3) Through April 30, 1996, no Board member received compensation for his role on the Board. John L. Tomlinson, C.P.A., P.A., an accounting firm owned by and managed by Mr. John L. Tomlinson, a director of the Company, received $14,060 in connection with accounting services rendered by such firm to the Company during the 1996 fiscal year.

     The following table sets forth certain information for the executive officers with respect to the exercise of options to purchase Common Stock during the fiscal year ended April 30, 1996 and the number and value of securities underlying unexercised options held by the executive officers as of April 30, 1996.

               AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED
                APRIL 30, 1996 AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                         OPTIONS HELD                IN-THE-MONEY OPTIONS
                                        SHARES                       AT APRIL 30, 1996(#)            AT APRIL 30, 1996($)
                                      ACQUIRED ON     VALUE      ----------------------------    ----------------------------
               NAME                   EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Gerald M. Dunne, Jr................      47,635       $ 0.00          0               0               0               0

STOCK OPTION PLAN

     In October 1996, the Company's board of directors approved and in February 1997 the shareholders approved a Stock Option Plan (the 'Plan'). The Plan permits the granting of stock options to eligible participants. The Plan permits the granting of both incentive stock options (which are entitled to certain favorable treatment under the Internal Revenue Code of 1986) and nonqualified stock options (i.e., options which are not intended to be incentive stock options). A total of 600,000 shares of Common Stock will be available for issuance. Employees and consultants of the Company and its subsidiaries are eligible to be selected to receive options. The Plan also provides for the grant of stock options to nonemployee members of the Company's Board of Directors although the Board of Directors has not yet determined the number and terms of such options. Nonemployee director options will be granted pursuant to the discretion of the Board of Directors.

     The Plan is administered by a committee of nonemployee members of the Board of Directors (the 'Committee'). Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants to whom options will be granted and the terms and conditions of such options. The exercise price of stock options granted under the Plan cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option (110% of fair market value in the case of certain incentive stock options granted to a 10% shareholder).

OUTSTANDING OPTIONS AND WARRANTS


     To date, the Company has granted options and warrants to purchase 952,716 shares of Common Stock. Of such options and warrants, options to purchase 526,500 shares of Common Stock were issued at an exercise price of $5.0625 per share under the Plan. These options are exercisable for a period of five years. Options to purchase an aggregate of 340,000 shares of Common Stock were granted to Mr. Dunne, Jr., other directors and a former director and vest 50% immediately upon grant and 50% one year later. As to the remaining options issued to employees and consultants of the Company to purchase 186,500 shares of Common Stock, such options vest incrementally on a quarterly basis over a three year period. In addition, options to purchase an aggregate 76,216 shares of Common Stock, which were issued to directors, employees and other shareholders, are exercisable at a weighted average exercise price of $2.23 per share. These options which were issued outside the Plan expire at various times through September 30, 1997. The Company has issued the Tel-Save Warrants at a weighted average exercise price of $5.64.

INDEMNIFICATION

     The Company's by-laws provide for indemnification rights of officers, directors, and others and limited the personal liability of directors for monetary damages to the extent permitted by Florida law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock as of January 31, 1997 and as adjusted to reflect the sale of Common Stock offered hereby by (i) all shareholders who beneficially own, to the knowledge of the Company, 5% or more of the Common Stock, (ii) each executive officer of the Company, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                                                     PERCENTAGE OF
                                                                           NUMBER OF                   OWNERSHIP
                                                                             SHARES               --------------------
                                                                          BENEFICIALLY             BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                     OWNED(2)              OFFERING    OFFERING
-----------------------------------------------------------------------   ------------            --------    --------
Mr. Gerald M. Dunne, Jr................................................        354,182(3)            15.2%        9.9%
Tel-Save Holdings, Inc.
  c/o Tel-Save, Inc.
  6805 Route 202
  New Hope, Pennsylvania 18938.........................................        350,000(4)            13.7         9.2


Gerald M. Dunne, Sr. Trust
  2502 S.W. Racquet Club Dr.
  Palm City, Florida 34990.............................................        303,020(5)            13.7         8.1

Mr. C. Shelton James
  4101 N. Ocean Blvd.
  Apt. 405D
  Boca Raton, Florida 33431............................................        111,178(6)             5.0         3.2

Mr. Edward Harwood
  4100 Galt Ocean Drive
  Apt. 614
  Ft. Lauderdale, Florida 33308........................................         84,668(6)             3.8         2.4

Mr. John L. Tomlinson
  500 West Cypress Creek Rd.
  Suite 455
  Fort Lauderdale, Florida 33309.......................................         63,351(6)(7)          2.8         1.8

Mr. Glenn S. Koach
  2320 N.E. 9th Street
  Suite 300
  Ft. Lauderdale, Florida 33304........................................         50,966(6)             2.3         1.5

Ms. Andrea Morey.......................................................         35,054(8)             1.6         1.0

Mr. Michael A. Mueller.................................................         22,574(8)             1.0           *

Mr. Jeffrey A. Ullman..................................................         19,027(8)(9)            *           *

Mr. Peter J. Russo.....................................................          6,000(10)              *           *

Mr. Sam D. Hitner......................................................          5,500(11)              *           *

All directors and executive officers as a group (10 persons)...........        752,500(12)           30.6%       20.3%

------------------
   * Represents beneficial ownership of less than 1%.

 (1) The address of each person listed, unless otherwise indicated, is c/o Group Long Distance, Inc., 1451 West Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33309.

 (2) As used in this table 'beneficial ownership' means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to have 'beneficial ownership' of any security that such person has a right to acquire within 60 days of the date of this Prospectus. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     purposes of calculating the ownership percentage of any other person. Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all of such shares.

 (3) Includes 125,000 shares of Common Stock issuable upon exercise of presently exercisable options at an exercise price of $5.0625 per share and having an expiration date in 2001.

 (4) Represents 300,000 shares of Common Stock issuable upon exercise of a warrant (presently held by TS Investment, Inc.) to purchase common stock at an exercise price of $5.75 per share, and 50,000 shares of Common Stock issuable upon exercise of a warrant to purchase common stock at an exercise price of $5.00 per share, until October 31, 2001.

 (5) The Trustors and beneficiaries of the Trust are Mr. Gerald M. Dunne, Sr. and Ms. Paulette Dunne. Ms. Dunne also owns 5,716 shares of Common Stock individually. Mr. Dunne, Sr. and Ms. Dunne are the parents of Gerald M. Dunne, Jr., the Chief Executive Officer and President of the Company. Mr. Dunne, Jr. is neither a Trustor, nor a beneficiary, nor a Trustee of the Trust. Four Voting Trustees--Mr. C. Shelton James, a director and shareholder of the Company, Mr. Ronald Assaf, a shareholder of the Company, Mr. Murdock MacGregor, a shareholder of the Company, and Mr. Patrick Rickard, a shareholder of the Company--together retain sole voting rights on all matters on which stockholders of the Company may vote. Mr. James, Mr. Assaf and Mr. MacGregor have each executed Powers of Attorney appointing Mr. Rickard as their attorney and granting Mr. Rickard full authority to execute stock option agreements with regard to the Trust.

 (6) Includes 10,000 shares of Common Stock issuable upon exercise of presently exercisable options issued to each of the non-employee directors. The options expire in 1998 and are exercisable at an exercise price of $5.0625 per share.

 (7) Includes 47,635 shares of Common Stock underlying an option previously granted to Mr. Tomlinson and an unaffiliated third party exercisable at $3.15 per share through September 30, 1997.

 (8) Includes 5,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days from the date hereof at an exercise price of $5.0625 per share and having an expiration date in 2001.

 (9) Includes 9,527 shares of Common Stock issuable upon exercise of presently exercisable options at an exercise price of $0.50 per share.

(10) Includes 6,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days from the date hereof at an exercise price of $5.0625 per share having an expiration date of 2001.

(11) Includes 2,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days from the date hereof at an exercise price of $5.0625 per share and having an expiration date in 2001.

(12) Includes an aggregate of 188,500 shares of Common Stock issuable upon exercise of presently exercisable options or options exercisable within 60 days from the date hereof at an exercise price of $5.0625 per share, 47,635 shares of Common Stock issuable upon exercise of presently exercisable options at an exercise price of $3.15 per share, and 9,527 shares of Common Stock issuable upon exercise of presently exercisable options at an exercise price of $0.50 per share.

                              CERTAIN TRANSACTIONS

     In 1991, the Company entered into a royalty agreement with Gerald M. Dunne, Sr., a principal shareholder of the Company and the father of Gerald M. Dunne, Jr., the Company's President and Chief Executive Officer. In consideration for certain sales and marketing activities to be conducted by Gerald M. Dunne, Sr. on behalf of the Company, the agreement provides for monthly royalty payments to be paid by the Company to him based on a percentage (.4% to 1%) of the Company's monthly net revenues. Royalties paid for the years ended April 30, 1995 and 1996 and the nine months ended January 31, 1997 were approximately $91,300, $111,810 and $50,207, respectively. Such agreement terminates on the consummation of this offering.

     In January 1992, in connection with such royalty agreement, Gerald M. Dunne, Sr. entered into Assignment of Royalty Agreements with Glenn Koach and Edward Harwood, a director of the Company, and two unaffiliated third-parties, pursuant to which Mr. Dunne, Sr. assigned to each of those individuals all of his right, title and interest to 1.8% of the royalties in excess of $10,000 per month payable to Mr. Dunne, Sr. by the Company. No monies were paid to the assignees for the years ended April 30, 1995 and 1996 or the nine months ended January 31, 1997.

     In September 1995, the Company issued a promissory note to John L. Tomlinson, a director of the Company, and Phillip C. Cezeaux, an unaffiliated third-party, in the aggregate principal amount of $100,000. The interest rate on the promissory note adjusts semi-annually based on the prime rate plus 2% and principal and interest is payable in equal monthly installments of $2,600 until September 1999. At January 31, 1997, approximately $71,000 was outstanding under such note. As an inducement for the loan, the Company issued options to Messrs. Tomlinson and Cezeaux to purchase 47,635 shares of Common Stock at a price of $3.15 per share. These options expire on September 30, 1997.

     In February 1996, GTN agreed to pay the Company 50% of all profits derived from sales of prepaid long distance calling cards by GTN to Target. GTN is controlled by Gerald M. Dunne, Sr., who is a principal shareholder of the

Company and the father of Gerald M. Dunne, Jr., the President and Chief Executive Officer of the Company.

     In July 1996, in connection with the Acquisition Loan, Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, personally pledged all of the Common Stock owned by him to secure repayment of the Company's indebtedness to Tel-Save.

     In July 1996, in connection with the Acquisition Loan, the Company issued a five-year warrant to TS Investment, Inc., an affiliate of Tel-Save, to purchase 300,000 shares of Common Stock at an exercise price of $5.75 per share which was subsequently assigned to Tel-Save Holdings, Inc., another affiliate of Tel-Save. In December 1996, in connection with an amendment of the AIT Acquisition Loan and of the Company's services agreement with Tel-Save, the Company issued a five-year warrant to Tel-Save Holdings, Inc. to purchase 50,000 shares of Common Stock at an exercise price of $5.00.

     In July 1996, in connection with the AIT Acquisition Loan, Mr. Gerald M. Dunne, Jr., Mr. C. Shelton James, Mr. Edward Harwood, Mr. Glenn Koach, Mr. John Tomlinson and Ms. Andrea Morey (the 'Stockholders') and the Company entered into an agreement with Tel-Save pursuant to which, as amended, the Stockholders and the Company agreed that for so long as Tel-Save or an affiliate of Tel-Save holds the Tel-Save Warrants or any other warrant issued by the Company to Tel-Save (or an affiliate of Tel-Save) or any shares of Common Stock issued pursuant thereto, no Stockholder shall sell or transfer any shares of Common Stock owned by him or her to any person, with certain exceptions, unless: (i) Tel-Save is given notice of the proposed sale and the purchaser purchases from Tel-Save the lesser of the number of shares it purchases from the selling stockholder or the number of shares that bears the same relation to the aggregate number owned by Tel-Save as the shares being sold by the Stockholder to the aggregate owned by the Stockholder; and (ii) the purchaser acknowledges that it is a 'Stockholder' under the agreement and its shares shall be bound by the terms of this agreement. These covenants do not apply when (i) all amounts due and owing Tel-Save under the Acquisition Loan have been satisfied and (ii) there is an effective registration statement covering the resale by Tel-Save of the shares underlying the Tel-Save Warrants. The Stockholders also agreed that so long as any amount is outstanding and payable under the Acquisition Loan, each of the Stockholders will use his or her best efforts to cause

Tel-Save's designees to constitute a majority of the Company's Board of Directors upon the occurrence of an event of default under the Acquisition Loan.

     In January 1997, the Company purchased from Great Lakes, a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code (i) a customer base consisting of approximately 7,000 customers that were subject to an agreement between Great Lakes and Tel-Save and (ii) a warrant to purchase 200,000 shares of Common Stock of Tel-Save in consideration of $1,200,000 in cash. In connection with such acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased the warrants from the Company in consideration of $1,800,000 and credited the Company with such amount

($1,200,000 toward the loan made in January 1997 and $600,000 to reduce the outstanding principal balance under the Acquisition Loan).

     In July 1996, GTN, a company controlled by Gerald M. Dunne, Sr., the father of Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company, converted accounts payable to the Company for long distance services into a promissory note in the principal amount of $182,050 bearing interest at a rate of 15% per annum. The outstanding principal amount of and accrued interest on the note is payable monthly and matures on June 15, 1997. Gerald M. Dunne, Sr. has pledged 50,000 shares of the Company's Common Stock owned by him to secure repayment of such promissory note.

     In May 1996, the Company entered into an agreement with Gateway pursuant to which it borrowed $50,000. In August 1996, the Company entered into an agreement with Gateway, which provides for a line of credit of up to $50,000. Repayment of the loan and the line of credit is secured by all of the Company's equipment, machinery, furniture and general intangibles and is personally guaranteed by Gerald M. Dunne, Jr., President and Chief Executive Officer of the Company. Mr. John L. Tomlinson, a director of the Company, is also a director of Gateway.

     Future transactions between the Company and its officers, directors and securityholders and their respective affiliates will be on terms no less favorable than could have been obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, no par value and 2,000,000 shares of 'blank check' Preferred Stock, no par value. As of the date of this Prospectus, 2,221,354 shares of Common Stock are outstanding and no shares of Preferred Stock have been issued. After giving effect to the sale of the shares of Common Stock offered hereby, there will be 3,462,354 shares of Common Stock outstanding (3,649,854 shares if the Underwriters' over-allotment option is exercised in full).

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. The holders of Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights and have no cumulative voting rights with respect to the election of directors. Under the Florida Business Corporations Act, all shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to Common Stock holders. The rights of the shareholders of Common Stock to participate in dividends and in assets upon liquidation or dissolution may be subordinate to the rights of the shareholders of the Company's Preferred Stock. All of the outstanding shares of Common Stock are, and all shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such Common Stock, on such terms and conditions and for such consideration as the Board of Directors may deem appropriate without further stockholder action. See 'Business--Legal Proceedings.'

PREFERRED STOCK

     The Board of Directors has the authority in the Company's Restated Articles of Incorporation without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the number of shares in each series, the designation thereof and the relative rights, preferences and limitations of each series, and specifically the Board of Directors is authorized to fix with respect to each series (a) the dividend rate; (b) redeemable features, if any; (c) rights upon liquidation; (d) whether or not the shares of such series shall be subject to a purchase, retirement or sinking fund provision; (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class and, if so, the rate of conversion or exchange; (f) restrictions, if any, upon the payment of dividends on the Common Stock; (g) restrictions, if any, upon the creation of indebtedness; (h) voting powers, if any, of the shares of each series; and (i) such other rights, preferences and limitations as shall not be inconsistent with the laws of the State of Florida. The Board of Directors, without, shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of preferred stock outstanding and the Company has no plans to issue any of the preferred stock.

REDEEMABLE WARRANTS

     Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.40 per share, subject to adjustment, commencing March 24, 1998. The Redeemable Warrants expire on March 24, 2000. The Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Representative, which consent must be received prior to the giving of any notice of redemption, at a price of $.10 per Redeemable Warrant on 30 days' written notice, provided the closing bid quotation of the Common Stock as reported by Nasdaq (or the last sale price if listed on a national securities exchange), equals or exceeds 125% of the then effective exercise price of the Redeemable Warrants for any 20 trading days within a period of

30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.

     The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

     The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

     The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrants certificate on or prior to the respective expiration date (or earlier redemption date) of such Redeemable Warrants at the office of Continental Stock Transfer & Trust Company (the 'Redeemable Warrant Agent'), with the form of 'Election to Purchase' on the reverse side of the Redeemable Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (certified check payable to the order of the Redeemable Warrant Agent) for the number of Redeemable Warrants being exercised.

DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock and Warrant Agent for the Redeemable Warrants is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 3,462,354 shares of Common Stock outstanding (3,649,854 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,250,000 shares (1,437,500 shares if the Underwriters' over-allotment option is exercised in full) sold in this offering and an additional 308,000 shares and, subject to certain contractual restrictions described below, will be freely tradeable without restriction or registration under the Securities Act by persons other than 'affiliates' of the Company, as defined under the Securities Act. An additional 350,000 shares issuable upon exercise of the Tel-Save Warrants will be freely tradeable without restriction of further registration under the Securities Act by persons other than 'affiliates' of the Company, as defined under the Securities Act. The remaining 1,904,354 shares of Common Stock outstanding upon completion of this offering will be 'restricted shares' as that term is defined by Rule 144 as promulgated under the Securities Act. The Company has also issued options to purchase 602,716 shares of Common Stock.

     In general, under new provisions of Rule 144 effective April 1997, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed 'affiliates' of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     Under Rule 144 (and subject to the conditions thereof), 1,949,354 shares will be eligible for sale commencing in April 1997. All officers, directors and certain securityholders beneficially owning an aggregate of approximately 1,400,000 shares of Common Stock of the Company have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, for a period of 12 months after the date of this Prospectus, provided, however, that (i) any such person may make private sales or bona fide gifts of securities of the Company during such period if the proposed transferee agrees to be bound by the above restrictions and (ii) such restrictions shall not apply with respect to the laws of descent and distribution.

     Tel-Save has agreed not to sell its shares of Common Stock received upon exercise of any warrant issued to it by the Company for a period of no more than twelve months from the date of this Prospectus without the prior written consent of the Representative.


     No prediction can be made as to the effect, if any, that the sales of Common Stock and of Common Stock underlying outstanding options and warrants or the availability of such shares for sale in the public market will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market and/or upon the exercise of outstanding options and warrants after the restrictions described above lapse could adversely affect prevailing market prices for the Common Stock and impair the ability of the Company to raise capital through an offering of its equity securities in the future.

                                  UNDERWRITING

     The Underwriters named below, for which LT Lawrence & Co., Inc. is acting as Representative, have agreed, severally, not jointly, subject to the terms and conditions contained in the Underwriting Agreement, to purchase 1,250,000 shares of Common Stock from the Company and 1,250,000 Warrants. The number of shares of Common Stock and Warrants that each Underwriter has agreed to purchase is set forth opposite its name below.

                                                                        NUMBER      NUMBER OF
UNDERWRITER                                                            OF SHARES     WARRANTS
--------------------------------------------------------------------   ---------    ----------
LT Lawrence & Co., Inc..............................................     680,000      680,000
Brean Murray & Co., Inc.............................................      55,000       55,000
Doft & Co., Inc.....................................................      55,000       55,000
Everen Securities, Inc..............................................      55,000       55,000
Fahnestock & Co., Inc...............................................      55,000       55,000
Pennsylvania Merchant Group Ltd.....................................      55,000       55,000
Southcoast Capital Corporation......................................      55,000       55,000
Black & Company, Inc................................................      30,000       30,000
Brad Peery Inc......................................................      30,000       30,000
Gilford Securities Incorporated.....................................      30,000       30,000
H.J. Meyers & Co., Inc..............................................      30,000       30,000
Keane Securities Co., Inc...........................................      30,000       30,000
Laidlaw Equities, Inc...............................................      30,000       30,000
Smith Moore & Co....................................................      30,000       30,000
Spencer Trask Securities Incorporated...............................      30,000       30,000
                                                                       ---------    ----------
                                                                       1,250,000    1,250,000
                                                                       ---------    ----------
                                                                       ---------    ----------

     The Underwriters are committed to purchase and pay for all of the shares of Common Stock and Warrants offered hereby if any of such securities are purchased. The shares of Common Stock and Warrants are being offered by the

Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     Through the Representative, the Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriters may allow certain dealers who are members of the NASD concessions not in excess of $.25 per share of Common Stock, of which is not in excess of $.10 per share of Common Stock may be reallowed to other dealers who are members of the NASD.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock and/or an additional 187,500 Warrants at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise this option in whole, or from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock and Warrants offered hereby.

     The Company has agreed to pay the Representative, individually and not as the representative of the several Underwriters, a non-accountable expense allowance of 3% of the gross proceeds of this offering of which $50,000 has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock and Warrants offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Representative.

     The Company has agreed to sell to the Representative and its designees, for an aggregate of $125, warrants (the 'Representative Warrants') to purchase up to 125,000 shares of Common Stock at an exercise price equal to 110% of the public offering price per share and/or up to 125,000 Warrants at an exercise price equal to 110% of the public offering price per Warrant. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to officers and partners of the Representative, the several Underwriters, and members of the selling group, and are exercisable during the three-year period commencing on the date of this Prospectus (the 'Warrant Exercise Term'). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Representative's Warrants are exercised, dilution of the interests of the Company's stockholders will occur. Further, the terms on which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise them at any time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants or the underlying shares of Common Stock or Warrants may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Representative's Warrants, at the Company's expense, to register the Representative's Warrants and the securities issuable upon exercise of the Representative's Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Representative's Warrants and such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

     The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Representative for bona fide services provided a fee of 4% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of shares at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at that time of exercise; (iv) the holder of the Warrants has not confirmed in writing that the Representative solicitated such exercise; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M promulgated under the Exchange Act. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such bona fide services may also include disseminating information, either orally or in writing, to the holders of the Warrants about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants.

     The Company has also agreed, for a period of three years following consummation of this offering, if so requested by the Representative, to nominate and use its best efforts to elect a designee of the Representative as a director of the Company, or, at the Representative's option, as a non-voting adviser to the Company's Board of Directors subject to execution of a confidentiality agreement with such non-voting adviser. The Company's officers, directors and principal stockholders have agreed to vote their shares in favor of such designee. The Representative has not yet exercised its right to designate such a person.

     The Company's officers, directors and securityholders beneficially owning 3% percent or more of the Company's outstanding Common Stock have agreed not to sell or otherwise dispose of any securities of the Company for a period of twelve months from the date of this Prospectus without the prior written consent of the Representative.

     The Representative has informed the Company that it does not expect to make sales of the shares and the Warrants offered hereby to discretionary accounts.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Representative was organized in February 1992 and was registered as a broker-dealer in 1993. Prior to this offering, the Representative has acted as a principal underwriter in four public offerings.

     In order to facilitate the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock and/or Warrants for their own account. In addition, to cover over-allotments or to stabilize the price of Common Stock and Warrants, the Underwriters may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriters may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriters repurchase previously distributed Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kipnis Tescher Lippman Valinsky & Kain, Fort Lauderdale, Florida. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel to the Company in connection with this offering. Tenzer Greenblatt LLP, New York, New York has acted as counsel to the Underwriters in connection with this offering.

                                    EXPERTS

     The consolidated financial statements of the Company as of April 30, 1996, and for the fiscal year then ended, appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, Independent Certified Public Accountants, as set forth in their report thereon appearing herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Company as of April 30, 1994 and 1995, and for the fiscal years then ended, appearing in this Prospectus and Registration Statement have been audited by Timothy M. Hohl Company P.A., Certified Public Accountants, independent auditors, as set forth in their report thereon appearing herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     On June 5, 1996, the Company dismissed Timothy M. Hohl Company P.A. ('Hohl'). The dismissal of Hohl was approved by the Board of Directors. The Company believes, and has been advised by Hohl that it concurs in such belief, that during the fiscal years ended April 30, 1994 and 1995, the Company and Hohl did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Hohl, would have caused it to make reference in connection with its reports on the Company's financial statements to the subject matter of the disagreement. No report of Hohl on the Company's financial statements contained an adverse opinion or a disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. On June 5, 1996, the Company engaged Grant Thornton LLP to audit its financial statements for the fiscal year ended April 30, 1996.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission'), Washington, D.C. 20549, a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the Commission's rules and regulations. For further information, reference should be made to the Registration Statement and to the exhibits filed thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge or copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. Registration statements transmitted through the Commission's Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. In addition, the Common Stock and the Redeemable Warrants will be quoted on the Nasdaq Small Cap Market under the symbols 'GLDI' and 'GLDIW,' respectively and on the BSE under the symbols 'GLP' and 'GLPW,' respectively. Reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm and such other reports as the Company may determine to be appropriate or as may be required by law. The Company's fiscal year ends on April 30.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Reports of Independent Certified Public Accountants
  Grant Thornton LLP.......................................................................................    F-2
  Timothy M. Hohl Company..................................................................................    F-3
Balance Sheets.............................................................................................    F-4
Statements of Operations...................................................................................    F-5
Statement of Stockholders' Equity (Deficit)................................................................    F-6
Statements of Cash Flows...................................................................................    F-7
Notes to Financial Statements..............................................................................    F-8
Report of Independent Certified Public Accountants.........................................................   F-19
Historical Statements of Income and Direct Operating Expenses Exclusive of Items
  Not Comparable to the Proposed Future Operations of the Customer Base....................................   F-20
Pro Forma Financial Statements.............................................................................   F-21
Pro Forma Statement of Operations For the Year Ended April 30, 1996........................................   F-22
Pro Forma Statement of Operations For the Nine Months Ended January 31, 1997...............................   F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Group Long Distance, Inc.

We have audited the accompanying balance sheet of Group Long Distance, Inc. (the 'Company') as of April 30, 1996, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Group Long Distance, Inc. as of April 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Fort Lauderdale, Florida                                      GRANT THORNTON LLP
July 26, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors Group Long Distance, Inc.

We have audited the accompanying balance sheets of Group Long Distance, Inc. as of April 30, 1995, and the related statements of income, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Group Long Distance, Inc. as of April 30, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Tampa, Florida
November 24, 1995                         TIMOTHY M. HOHL COMPANY P.A.

                           GROUP LONG DISTANCE, INC.
                                 BALANCE SHEETS

                                                                         APRIL 30,     APRIL 30,     JANUARY 31,
                                                                            1995          1996           1997
                                                                         ----------    ----------   ------------
                                                                                                     (UNAUDITED)
                                ASSETS
Current assets
  Cash................................................................   $  123,051    $   78,767    $      8,938
  Accounts receivable less allowance for doubtful accounts of
     $568,000, $358,000 and $1,045,000 at April 30, 1995, 1996 and
     January 31, 1997, respectively...................................    1,368,345     1,201,710       2,998,096
  Note receivable--related party......................................           --        96,956         139,170
  Deferred tax assets.................................................      214,000       147,900         307,261
  Prepaid expenses and other current assets...........................        6,244        76,638       1,109,160
                                                                         ----------    ----------    ------------
                                                                          1,711,640     1,601,971       4,562,625
                                                                         ----------    ----------    ------------
Note receivable--related party, net of current portion................           --        85,094              --
Property and equipment net of accumulated depreciation of $20,582,
  $29,647 and $96,240 at April 30, 1995, 1996, and January 31, 1997,
  respectively........................................................       31,581        77,276         351,119
Customer acquisition costs, net of accumulated amortization of
  $10,386, $134,602 and $3,143,824 at April 30, 1995, 1996 and January
  31, 1997............................................................      106,659       886,917       3,447,016
Deferred offering costs...............................................           --        73,478         360,947
Other assets..........................................................           --        15,675          67,054
                                                                         ----------    ----------    ------------
     Total assets.....................................................   $1,849,880    $2,740,411    $  8,788,761
                                                                         ----------    ----------    ------------
                                                                         ----------    ----------    ------------
            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Line of credit......................................................   $       --    $   47,920    $     63,250
  Accounts payable....................................................    1,059,356     1,543,718       3,423,739
  Accrued expenses and other liabilities..............................       90,879       245,138         530,597
  Current portion of long-term debt...................................      486,550       609,811       2,407,196
  Current portion of long-term debt--related party....................       67,083            --              --
  Current portion of capital lease obligations........................           --         6,456          25,190
                                                                         ----------    ----------    ------------
                                                                          1,703,868     2,453,043       6,449,972
Long-term debt, net of current portion................................      160,000        83,159       2,573,621
Capital lease obligations, net of current portion.....................           --        15,568          39,929
                                                                         ----------    ----------    ------------
     Total liabilities................................................   $1,863,868    $2,551,770    $  9,063,522
                                                                         ----------    ----------    ------------
                                                                         ----------    ----------    ------------
Commitments and contingencies.........................................   $       --    $       --              --

Stockholders' equity (deficit)
  Preferred stock, no par value, 2,000,000 shares authorized;
     no shares issued and outstanding.................................           --            --              --
  Common stock, no par value, 12,000,000 shares authorized; 1,761,000,
     2,057,354 and 2,212,354 shares issued and outstanding, as of
     April 30, 1995, 1996 and January 31, 1997, respectively..........           --            --              --
  Additional paid-in capital..........................................      263,700       268,364       1,953,364
  Accumulated deficit.................................................     (277,688)      (79,723)     (2,228,125)
                                                                         ----------    ----------    ------------
     Total stockholders' equity (deficit).............................      (13,988)      188,641        (274,761)
                                                                         ----------    ----------    ------------
     Total liabilities and stockholders' equity.......................   $1,849,880    $2,740,411    $  8,788,761
                                                                         ----------    ----------    ------------
                                                                         ----------    ----------    ------------

        The accompanying notes are an integral part of these statements.

                           GROUP LONG DISTANCE, INC.
                            STATEMENTS OF OPERATIONS

                                                                                             NINE MONTHS ENDED
                                                                 YEAR ENDED APRIL 30,           JANUARY 31,
                                                               ------------------------   ------------------------
                                                                  1995         1996          1996         1997
                                                               ----------   -----------   ----------   -----------
                                                                                                (UNAUDITED)
Sales........................................................  $9,538,095   $12,364,643   $9,194,209   $17,098,542
Cost of sales................................................   6,992,817     9,009,131    6,733,615    12,512,943
                                                               ----------   -----------   ----------   -----------
  Gross profit...............................................   2,545,278     3,355,512    2,460,594     4,585,599
Selling, general and administrative expenses.................   2,074,127     2,835,316    1,991,164     3,354,065
Depreciation and amortization................................      16,070       133,281       53,730     3,072,544
Interest expense, net........................................      22,177        19,050       12,654       307,392
                                                               ----------   -----------   ----------   -----------
  Earnings (loss) before income taxes........................     432,904       367,865      403,046    (2,148,402)
Income tax expense...........................................     151,000       169,900      154,030            --
                                                               ----------   -----------   ----------   -----------
  Net earnings (loss)........................................  $  281,904   $   197,965   $  249,016   $(2,148,402)
                                                               ----------   -----------   ----------   -----------
                                                               ----------   -----------   ----------   -----------
Earnings (loss) per common and common equivalent share.......  $      .15   $       .10   $     0.13   $     (0.97)
                                                               ----------   -----------   ----------   -----------
                                                               ----------   -----------   ----------   -----------

        The accompanying notes are an integral part of these statements.

                           GROUP LONG DISTANCE, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

              TWO YEARS ENDED APRIL 30, 1996 AND NINE MONTHS ENDED
                          JANUARY 31, 1997 (UNAUDITED)

                                                                                                         TOTAL
                                                SHARES OF               ADDITIONAL                   STOCKHOLDERS'
                                                  COMMON      COMMON     PAID-IN      ACCUMULATED        EQUITY
                                                  STOCK       STOCK      CAPITAL        DEFICIT        (DEFICIT)
                                                ----------    ------    ----------    -----------    --------------
Balance, May 1, 1994.........................    1,755,500      $--     $  183,700    $  (559,592)    $   (375,892)
Issuance of common stock.....................       32,000      --          17,500             --           17,500
Issuance of common stock for exercise of
  stock options..............................      179,500      --          94,500             --           94,500
Common stock reacquired and retired..........      (42,000)     --         (32,000)            --          (32,000)
Net earnings.................................           --      --              --        281,904          281,904
Balance, April 30, 1995......................    1,925,000      --         263,700       (277,688)         (13,988)
Exercise of options..........................      132,354      --         110,000             --          110,000
Costs of registering shares..................           --      --        (105,336)            --         (105,336)
Net earnings.................................           --      --              --        197,965          197,965
Balance, April 30, 1996......................    2,057,354      --         268,364        (79,723)         188,641
Issuance of common stock.....................      200,000      --       1,400,000             --        1,400,000
Common Stock reacquired......................      (45,000)     --        (315,000)            --         (315,000)
Sale of Warrants to Tel-Save.................           --      --         600,000             --          600,000
Net loss for the period (unaudited)..........           --      --              --     (2,148,402)      (2,148,402)
                                                ----------    ------    ----------    -----------    --------------
Balance, January 31, 1997 (unaudited)........   $2,212,354      $--     $1,953,364    $(2,228,125)    $   (274,761)
                                                ----------    ------    ----------    -----------    --------------
                                                ----------    ------    ----------    -----------    --------------

         The accompanying notes are an integral part of this statement.

                           GROUP LONG DISTANCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                                YEAR ENDED APRIL 30,          JANUARY 31,
                                                                --------------------    --------------------------
                                                                  1995        1996         1996           1997
                                                                --------    --------    -----------    -----------
                                                                                        (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities
  Net earnings...............................................   $281,904    $197,965     $ 249,016     $(2,148,402)
  Adjustments to reconcile net earnings to net cash provided by operating activities
     Depreciation and amortization...........................     16,070     133,281        53,730       3,072,544
     Provision for bad debts.................................    301,203     404,480      (373,865)        734,275
     Changes in assets and liabilities
       Increase in accounts receivable.......................   (723,413)   (237,845)      344,585      (2,230,661)
       (Increase) decrease in notes receivable...............         --    (182,050)           --          42,880
       (Increase) decrease in deferred tax asset.............    146,000      66,100       147,308        (159,361)
       (Increase) decrease in prepaid expenses and other
          current assets.....................................      3,396     (70,394)     (275,290)       (632,522)
       Increase in accounts payable..........................    358,155     484,362       143,834         972,269
       Increase (decrease) in accrued expenses and other
          liabilities........................................     (2,098)    154,259       112,967         285,189
                                                                --------    --------    -----------    -----------
          Net cash provided by (used in) operating
            activities.......................................    381,217     950,158       402,285         (63,789)
                                                                --------    --------    -----------    -----------
Cash flows from investing activities
  Acquisitions of property and equipment.....................    (28,961)    (32,249)      (20,950)       (162,166)
  Acquisitions of customer bases.............................   (117,045)   (904,474)     (446,122)     (6,717,491)
  Increase in other assets...................................         --     (15,675)           --         (51,379)
                                                                --------    --------    -----------    -----------
          Net cash used in investing activities..............   (146,006)   (952,398)     (467,072)     (6,931,036)
                                                                --------    --------    -----------    -----------
Cash flows from financing activities
  Net borrowings under line of credit agreement..............         --      47,920            --          50,000
  Proceeds from loan originations............................     17,210     112,159        80,350       7,828,039
  Principal repayments of long-term debt.....................   (309,861)   (132,822)      (15,000)       (650,935)
  Proceeds from the sale of common stock.....................    112,000     110,000        35,000              --
  Principal repayments of capital lease obligations..........         --        (487)           --         (14,639)
  Offering costs incurred....................................         --    (178,814)     (150,661)       (287,469)
  Common stock repurchased and retired.......................     (8,000)         --            --              --
                                                                --------    --------    -----------    -----------
          Net cash (used in) provided by financing
            activities.......................................   (188,651)    (42,046)      (50,311)      6,924,996
                                                                --------    --------    -----------    -----------
Net increase (decrease) in cash..............................   $ 46,560    $(44,284)    $(115,098)    $   (69,829)

Cash at beginning of period..................................     76,491     123,051       123,051          78,767
                                                                --------    --------    -----------    -----------
Cash at end of period........................................   $123,051    $ 78,767     $   7,953     $     8,938
                                                                --------    --------    -----------    -----------
                                                                --------    --------    -----------    -----------
Noncash investing and financing activity:
  The Company acquired a customer base partially with common stock with a value of $1,085,000 during the nine month
     period ended January 31, 1997.

        The accompanying notes are an integral part of these statements.

                           GROUP LONG DISTANCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE A--FORMATION AND OPERATIONS OF THE COMPANY

     In November 1995, Group Long Distance, Inc. (the 'Company') (which was originally incorporated in July 1990) merged into Second ITC Corporation, the surviving corporation, whose name was changed to Group Long Distance, Inc. The existing stockholders of Group Long Distance retained 94% of the issued and outstanding stock of the merged company. For accounting purposes, the acquisition has been treated as a recapitalization of Group Long Distance with Group Long Distance as the acquired (reverse acquisition), and the financial statements of Group Long Distance are considered to be the financial statements of the Company. Historical stockholders' equity of Group Long Distance prior to the merger has been retroactively restated.

     The Company is a nonfacilities based reseller of long distance telecommunication services. The Company utilizes services contracts to provide its customers with switched, dedicated and private line services to various long distance telecommunications networks such as AT&T Tel-Save, Worldcom and ICI.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  Principles of Consolidation

     The financial statements at January 31, 1997 and for the nine month period ended January 31, 1997 represents the consolidated results of the Company and its wholly-owned subsidiaries Gulf Communication Services, Inc., and Adventures-in-Telecom, Inc., which were acquired in May and July 1996, respectively (see Note O). All intercompany balances have been eliminated in consolidation. The financial statements as of April 30, 1995 and 1996 and for the years then ended only included the operations of the Company without any subsidiaries.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

  Property and Equipment

     Additions and major renewals to property and equipment are recorded at cost. Maintenance and repairs are charged to expense when incurred. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any resulting gain or loss is reflected in income. The Company provides for depreciation using the straight-line method over an estimated useful life of five years for office equipment, furniture and fixtures and leasehold improvements.

  Customer Acquisition Costs

     Customer acquisition costs represent the cost of purchased customer accounts which are amortized over five years utilizing an accelerated method. The Company's amortization method and life are based on estimated attrition rates and attempt to match these costs with the corresponding revenues.

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     In December 1996, as a result of higher than expected customer attrition, the Company accelerated the amortization of the acquisition costs of the AIT customer base. This change in estimate resulted in $1,696,869 of additional amortization expense in the nine months ended January 31, 1997 based upon the new first year amortization rate of 75% compared to the estimated rate of 30% which the Company was previously using. The Company will amortize the remaining balance using 15% in year 2 and 10% in year 3. The higher than expected attrition resulted from delays in implementing the Company's service and retention program which relies, in part, on Tel-Save's installation of its new AT&T digital switching equipment. Additionally, increasingly competitive conditions in the industry have affected the attrition rate.

  Income Taxes

     Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The Company accounts for deferred taxes utilizing the liability method, which applies the enacted statutory rates in effect at the balance sheet date to differences between the book and tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

  Earnings Per Share

     Earnings per share are based upon the weighted average number of common and common equivalent shares outstanding during each year. The total number of such weighted average shares was 1,840,250 and 2,018,474 for the years ended April 30, 1995 and 1996, respectively, and 2,059,025 and 2,222,917 for the nine months ended January 31, 1996 and 1997, respectively. Stock options and warrants are considered common stock equivalents unless their inclusion would be antidilutive.

  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, 'Disclosures About Fair Value of Financial Instruments,' requires disclosure of estimated fair values of financial instruments. These estimated fair values are to be disclosed whether or not they are recognized in the balance sheet, provided it is practical to estimate such values. The Company estimates that the fair value of its financial instruments approximates the carrying value of its financial instruments at April 30, 1996.

  Accounting For Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' requires that long-lived assets and certain intangibles

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement had no impact on the Company's results of operations or financial position upon adoption in May 1996.

  Stock Options


     Options granted under the Company's Stock Option Plan are accounted for under APB 25, 'Accounting for Stock Issued to Employees,' and related interpretations. In October 1995, the Financial Accounting Standards Board issued Statement 123, 'Accounting for Stock-Based Compensation,' which will require additional proforma disclosures for companies that will continue to account for employee stock options under the intrinsic value method specified in APB 25. The Company plans to continue to apply APB 25 and the only effect of adopting Statement 123 in May 1996 will be the new disclosure requirement.

  Interim Financial Information

     The financial statements at January 31, 1997 and for the nine month periods ended January 31, 1996 and 1997 are unaudited and prepared on the same basis as the audited consolidated financial statements included herein.

     In the opinion of management, such interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the nine months ended January 31, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.

  Reclassifications

     Certain reclassifications have been made to the prior year's financial statements to conform with the current year presentation.

NOTE C--CONCENTRATIONS OF RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts and notes receivable which are due from businesses primarily located in the Southeastern United States. The Company continually evaluates the creditworthiness of its customers; however, it generally does not require collateral.

     The majority of the Company's revenues are derived from calls placed through AT&T's reseller, Tel-Save, Inc. ('Tel-Save'). Such revenues represented 61% and 67% of total revenues in fiscal 1996 and 1995, respectively.

NOTE D--LINE OF CREDIT

     On December 11, 1995, the Company entered into a $50,000 line of credit agreement with a financial institution. The line of credit was renewed in August 1996, matures on August 1997 and bears interest at prime plus 2%. The line of credit is collateralized by all the Company's equipment, machinery, furniture and intangibles and is personally guaranteed by the Company's president.

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE E--LONG-TERM DEBT

     Long-term debt is comprised of the following at April 30, 1995 and 1996 and at January 31, 1997:

                                                                         APRIL 30,
                                                                    --------------------    JANUARY 31,
                                                                      1995        1996         1997
                                                                    --------    --------    -----------
                                                                                            (UNAUDITED)
Secured Tel-Save interest bearing Note at 6.5%. The note is
  payable in equal monthly installments of $125,000 plus interest
  beginning after September 1997.................................   $     --    $     --    $ 3,017,220

Secured WorldCom interest bearing Note at 16%. The note, which matures on December 20, 1997, is payable in equal monthly
  installments of $113,758.......................................         --          --      1,196,976

Unsecured promissary note payable to a Corporation in connection with an acquisition. The Note is payable in equal monthly
  installments of $10,000 until
  February 1, 1998. .............................................         --          --        109,569

Unsecured non-interest bearing settlement payable to AT&T. The
  Company has been and continues to be in default under this
  obligation. See also Note L....................................    557,500     547,500        547,500

Unsecured promissory note payable to a director of the Company and an unaffiliated third party. The note, which matures on
  September 25, 1999, is due in 48 equal monthly payments $2,600
  and bears interest at prime plus 2%. See also Note J...........         --      91,428         71,133

Unsecured non-interest bearing note payable to an individual. The note, which matures on April 1, 1997, is due in equal monthly
  principal payments of $1,000...................................     24,000      11,000          1,000

Unsecured 11% interest bearing note which is payable in monthly
  installments of $1,000 and matures in fiscal 1998..............     32,093      25,973         17,903

18% interest bearing note payable to an individual. The note is collateralized by 100,000 shares of the Company's common
  stock..........................................................     32,957      17,069         19,516

11% interest bearing notes payable to stockholders. The notes
  were repaid on December 31, 1995...............................     67,083          --             --
                                                                    --------    --------    -----------


                                                                     713,633     692,970      4,980,817

Less current portion of long-term debt...........................    553,633     609,811      2,407,196
                                                                    --------    --------    -----------

                                                                    $160,000    $ 83,159    $ 2,573,621
                                                                    --------    --------    -----------
                                                                    --------    --------    -----------

                           GROUP LONG DISTANCE, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE E--LONG-TERM DEBT--(CONTINUED)

     Principal maturities of long-term debt at April 30, 1996 are as follows:

                         YEAR ENDING
                           APRIL 30
--------------------------------------------------------------
1997..........................................................   $609,811
1998..........................................................     38,876
1999..........................................................     44,283
2000 and thereafter...........................................         --
                                                                 --------
                                                                 $692,970
                                                                 --------
                                                                 --------

NOTE F--INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' which requires the use of the 'liability method' of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using statutory federal income tax rates in effect for the year.

     The Company, at April 30, 1996, has an alternative minimum tax credit carryforward for federal income tax purposes of approximately $13,000, which is available to offset future income liabilities.

     The provision for income taxes consists of the following at April 30,:

                                                                           1995        1996
                                                                         --------    --------
Current...............................................................   $  5,000    $103,800
Deferred..............................................................    146,000      66,100
                                                                         --------    --------
                                                                         $151,000    $169,900
                                                                         --------    --------
                                                                         --------    --------

     The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal income tax rates to pretax income as a result of the following differences at April 30, 1995 and 1996:

                                                                           1995        1996
                                                                         --------    --------
Provision for income taxes, at 34%....................................   $147,100    $125,800
Increase (decrease) in tax resulting from:
  Amortization........................................................         --      33,400
  Nondeductible items.................................................      6,000       7,700
  Alternative minimum tax credits.....................................     (5,000)    (13,000)
  Effect of graduated tax rates.......................................    (14,100)     (1,800)
  State taxes, net of federal tax benefit.............................     17,000      13,700
  Other...............................................................         --       4,100
                                                                         --------    --------
                                                                         $151,000    $169,900
                                                                         --------    --------
                                                                         --------    --------

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)


NOTE F--INCOME TAXES--(CONTINUED)

     Deferred tax assets are comprised of the following at April 30, 1995 and 1996.

                                                                           1995        1996
                                                                         --------    --------
Allowance for doubtful accounts.......................................   $210,405    $134,700
Customer acquisition costs............................................         --      37,000
Accrued bonus.........................................................         --      13,200
Alternative minimum tax credits.......................................      3,595          --
                                                                         --------    --------
                                                                          214,000     184,900
Less valuation allowance..............................................         --      37,000
                                                                         --------    --------
                                                                         $214,000    $147,900
                                                                         --------    --------
                                                                         --------    --------

NOTE G--LEASES

     The Company leases various office facilities under noncancellable operating leases which expire at various dates through March 2000. The leases contain renewal options and provide for rental increases by either index or renegotiation. Further, some of the leases require payment of common area maintenance and utilities. Rent expense for the years ended April 30, 1996 and 1995 totaled approximately $74,800 and $73,500.

     Approximate future minimum lease payments applicable to noncancellable operating leases are as follows:

                         YEAR ENDING
                           APRIL 30
--------------------------------------------------------------
1997..........................................................   $ 88,728
1998..........................................................     91,118
1999..........................................................     89,096
2000 and thereafter...........................................     73,266
                                                                 --------
                                                                 $342,208
                                                                 --------
                                                                 --------

     The Company leases certain equipment under capital lease agreements. The economic substance of these agreements is that the Company is financing the acquisition of assets. The net book value of the equipment leased is $22,511.

The following is a schedule of the future minimum annual lease payments due under the leases:

                         YEAR ENDING
                           APRIL 30
--------------------------------------------------------------
1997..........................................................   $  9,265
1998..........................................................      9,265
1999 and thereafter...........................................      8,494
                                                                 --------
Total minimum future lease payments...........................     27,024
Less amounts representing interest............................      5,000
                                                                 --------
Present value of future minimum lease payments................     22,024
Less current portion..........................................      6,456
                                                                 --------
                                                                 $ 15,568
                                                                 --------
                                                                 --------

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE H--COMMITMENTS AND CONTINGENCIES

     Certain of the Company's network service agreements contain provisions for guaranteed monthly volume and network usage which is the basis for determining volume discounts and other special billing features. If the Company is unable to achieve the guaranteed monthly volume, the agreements provide for various surcharges.

     In February 1997 (see Note O), the Company and the Company's President and Chief Executive Officer entered into a two-year employment agreement providing a base salary of $130,000 and a bonus based on certain earnings criteria. In addition, Mr. Dunne will be granted options to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Nortel, Inc. ('Nortel') and Accutel Communications, Inc. ('Accutel') have filed combined suits against the Company alleging causes of action for anticipatory breach of contract and breach of contract arising from the termination by the Company of service under a service contract and independent marketing distributor agreement with each party. The Company terminated the telephone services of Nortel and terminated the distributor relationship with Accutel for breaches of contract, including the failure to comply with the payment terms of their contracts. Nortel and Accutel claim that the Company anticipatorily and wrongfully terminated their contracts, and Accutel claims that the Company owes it $89,664 in unpaid commissions. Nortel sued for an injunction against the Company's termination of telephone services and was awarded an ex-parte temporary injunction, but at a hearing for dissolution of the order the Court immediately ordered the dissolution of the prior injunction and ordered all parties to attend mediation. The Company believes it was justified in terminating service in accordance with the contracts and intends to vigorously defend its position. However, there can be no assurance as to the possible outcome of this action.

     Between October 1991 and June 1991, the Company borrowed an aggregate of approximately $125,000 from Mr. Harold L. Sutton, a stockholder of the Company. As of April 30, 1996 the Company owed Mr. Sutton $17,069. In connection with such borrowings the Company at various times pledged securities to secure its obligations. The Company and Mr. Sutton currently are in dispute with respect to the ownership of 100,000 shares of Common Stock originally pledged to secure the Company's borrowings. Between October 1991 and June 1991, the Company borrowed an aggregate of approximately $125,000 from Mr. Harold L. Sutton, a stockholder of the Company. As of April 30, 1996, the Company owed Mr. Sutton approximately $17,069. In connection with such borrowings the Company at various times pledged securities to secure its obligations. The Company and Mr. Sutton currently are in dispute with respect to the ownership of 100,000 shares of Common Stock originally pledged to secure the Company's borrowings from Mr. Sutton. In January 1997, the Company filed an action seeking a declaratory judgment and a judicial determination.

     In November 1995, the Board of Directors and shareholders of a predecessor corporation ('GLD') approved a Plan and Agreement of Merger which stated that the shareholders of GLD would own 94% of the outstanding shares of Common Stock of Second ITC and the shareholders of Second ITC would own the remaining 6% of the outstanding shares. Pursuant to the merger, the shareholders of GLD received 87.5% of the shares of Second ITC and the shareholders of Second ITC received 12.5% of the outstanding shares of Second ITC, which included an aggregate of 130,000 shares (6.5%) issued to employees of the Company (collectively, the 'founders'). While the merger and the issuance of the shares to the founders have been subsequently ratified by a majority of the shareholders of the Company that were shareholders of GLD at the time of the merger, there can be no assurance that shareholders will not seek legal action against the Company and the founders for failing to disclose the issuance of such shares and the resulting dilution to the shareholders or that any such action would not have a material adverse effect on the Company. Pursuant to an indemnification agreement
(i) the Company and each of the founders, jointly and severally, have agreed to indemnify the Underwriters, and each of the

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE H--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

founders has agreed to indemnify the Company, for any and all losses, claims, damages, expenses or liabilities (including reasonable legal fees and expenses) as a result of any claim arising out of or based upon the failure to disclose the issuance of the shares to the founders and (ii) in the event that as a result of any such claim, the Company is required to issue additional shares of Common Stock, the founders have agreed to deliver an equal number of shares of Common Stock to the Company for cancellation.

     The Company is from time to time the subject of complaints or litigation in the ordinary course of its business. The Company believes that the lawsuits, claims and other legal matters to which it has become subject are not material to the Company's financial condition or results of operations, but an existing or future lawsuit or claim resulting in an adverse decision against the Company could have a material adverse effect on the Company's financial condition and results of operations.

NOTE I--RELATED PARTY TRANSACTIONS

     The Company has entered into an agreement with a related party which provides for monthly royalty payments based upon a sliding scale percentage of the Company's monthly net revenues. Royalties paid for the years ended April 30, 1996 and 1995 totaled approximately $111,800 and $91,300. This agreement terminates at the earliest of the following occurrences: (a) the closing of an initial public offering of the Company's common stock in excess of $4,000,000,
(b) the sale of substantially all of the Company's assets or common stock to third party, or certain other conditions.

NOTE J--STOCK OPTIONS

     The following option information has been adjusted to reflect the change required by the merger of Second ITC Corporation in November 1995. In November 1993, as an inducement to loan the Company $190,000, the Company issued stock options to purchase 90,505 shares of the Company's common stock for $1.05 per share. Options to purchase 80,978 shares of the Company's common stock have been exercised as of April 30 ,1996. The remaining options expire in November 1997.

     In February 1994, the Company issued stock options to purchase 19,054 shares of common stock for $.53 per share to employees of the Company. None of these options were exercised during the year ended April 30, 1996.

     In February 1994, the Company issued stock options to purchase 47,635 shares of common stock for $.50 per share to an officer of the Company. These options were exercised during the year ended April 30, 1996.


     In September 1995, as an inducement to loan the Company $100,000, the Company issued stock options to a director and an unaffiliated third party to purchase 47,635 shares of the Company's common stock at $3.15 per share. These options expire on September 30, 1997. None of these options were exercised at April 30, 1996. See also Note E.

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE J--STOCK OPTIONS--(CONTINUED)

     At April 30, 1996, there were unexercised options to purchase 76,216 shares of the Company's common stock outstanding (all of which were exercisable) as follows:

                                                                            OPTIONS      EXERCISE
DATE OPTIONS GRANTED                                                      OUTSTANDING     PRICE
-----------------------------------------------------------------------   -----------    --------
November, 1993.........................................................       9,527       $ 1.05
February, 1994.........................................................      19,054       $  .53
September, 1995........................................................      47,635       $ 3.15
                                                                          -----------
                                                                             76,216
                                                                          -----------
                                                                          -----------

NOTE K--SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosure of cash flow information:

                                                                         1995         1996
                                                                       --------    ----------
Cash paid during the year for interest..............................   $ 37,612    $   21,687
                                                                       --------    ----------
                                                                       --------    ----------
Cash paid during the year for taxes.................................   $  8,312    $    5,000

                                                                       --------    ----------
                                                                       --------    ----------
Noncash financing activities:
  Purchase of stock.................................................   $ 32,000    $       --
  Less: Debt incurred...............................................     24,000            --
                                                                       --------    ----------
     Cash payments for the purchase of stock........................   $  8,000    $       --
                                                                       --------    ----------
                                                                       --------    ----------
  Property and equipment acquired under capital lease obligations...   $     --    $   25,511
                                                                       --------    ----------
                                                                       --------    ----------
Issuance of 155,000 shares in connection with acquisition of AIT
  (see Note O)......................................................   $     --    $1,085,000
                                                                       --------    ----------
                                                                       --------    ----------

NOTE L--SETTLEMENT AGREEMENTS

     In June 1993, the Company settled certain billing disputes with AT&T and executed a settlement agreement which resulted in a gain of approximately $500,000. The Company then paid down the agreed upon balance in fiscal 1994 and 1995 to the present balance of approximately $548,000. The Company is currently in default under its payment obligations to AT&T.

NOTE M--EQUITY

     The Company is authorized to issue 1,000,000 shares of preferred stock, none of which has been issued. The preferred stock, if and when issued, is entitled to receive a noncumulative dividend of $1.00 per share, and no dividends may be paid on the common stock during any fiscal year until such $1.00 per share dividend has been declared to preferred stockholders.

     On December 3, 1996, the Board of Directors approved an increase in authorized stock, subject to stockholder approval, to 14 million shares. Common stock will be increased from 5,000,000 to 12,000,000 shares and preferred stock will increase from 1,000,000 to 2,000,000 shares.

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE N--RISKS AND UNCERTAINTIES


     The Company's operations are based upon agreements with a limited number of long-distance carriers who provide access to phone lines and transmission facilities. The carriers also provide call data records, and in the case of Tel-Save, the carrier also bills the Company's customers on the Company's behalf. The Company is dependent upon such carriers for such services, and there is a reasonable possibility that there could be equipment failures or other service interruptions that could materially affect the Company. Such delays could result in postponed or possibly lost sales, which could adversely affect operating results.

     The Company's amortization method for customer acquisition costs is based on management's best estimate of the period of time and amounts of revenue to be derived from each applicable customer base. The Company cannot predict customer attrition rates with absolute certainty so it is reasonably possible that such amortization may need to be increased in the future.

NOTE O--SUBSEQUENT EVENTS

  Stock Option Plan

      In October 1996, the Company's board of directors approved a Stock Option Plan (the 'Plan'). The Plan was approved by the shareholders of the Company in February 1997. The Plan permits the granting of stock options to eligible participants. The Plan permits the granting of both incentive stock options (which are entitled to certain favorable treatment under the Internal Revenue Code of 1986) and nonqualified stock options (i.e., options which are not intended to be incentive stock options). A total of 600,000 shares of Common Stock will be available for issuance. Employees and consultants of the Company and its subsidiaries are eligible to be selected to receive options. The Plan also provides for the automatic grant of stock options to nonemployee members of the Company's Board of Directors. Nonemployee director options will be granted pursuant to an automatic, nondiscretionary formula. Options to purchase an aggregate of 526,500 shares of Common Stock have been issued under the Plan.

  Acquisitions

     In May 1996, the Company purchased, for $207,000, the stock and assets, including the customer base, of Gulf Communications Service, Inc. ('Gulf') in consideration of $25,000 in cash and the assumption of a promissory note in the principal amount of $182,000. Gulf has switching equipment which allows it to act as an international call back and call through provider. The promissory note of $182,000 is payable monthly installments of $10,000 through February 1, 1998.

     In July 1996, the Company entered into a Purchase Agreement and Plan of Exchange with Adventures-in-Telecom, Inc. ('AIT') whereby the Company purchased 100% of the common stock of AIT. AIT is a non-facilities based reseller of long distance communication services. The purchase price was comprised of $5,271,230 in cash and 200,000 restricted shares of common stock of the Company. In December 1996, the Company agreed with the former shareholders of AIT to cancel 45,000 of the 50,000 shares that were subject to the holdback provisions, in settlement of certain claims by the Company against the AIT shareholders.

  Acquisition Financing


     The Company, to finance the AIT acquisition, issued a note payable to Tel-Save in July 1996 for $5,521,230. This note bears interest at 6.5% per annum and matures in July 1997. Included in the face of the note are amounts due to the lending corporation at April 30, 1996 that aggregate $250,000. These amounts are reflected in accounts payable--carrier at April 30, 1996. To induce Tel-Save to provide the financing needed to

                           GROUP LONG DISTANCE, INC.

                TWO YEARS ENDED APRIL 30, 1996 AND FOR THE NINE
                     MONTHS ENDED JANUARY 31, 1996 AND 1997
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                    JANUARY 31, 1996 AND 1997 IS UNAUDITED)

NOTE O--SUBSEQUENT EVENTS--(CONTINUED)

purchase AIT, the Company issued a warrant to purchase 300,000 shares of common stock of the Company at $5.75 per share and a warrant to purchase 50,000 shares of common stock of the Company at $5.00 per share. Both warrants are exercisable through July 2001 and subject to certain registration rights.

     The Company's loan agreement with Tel-Save was amended in February 1997 to provide for the repayment of the Acquisition Loan in monthly payments of $125,000 plus interest, beginning after September 1997, provided that this offering is consummated by April 15, 1997. In the event that this offering is not consummated by such date, the loan agreement would revert to the original terms and obligate the Company to pay the difference between the aggregate amount of payments made and the aggregate amount it would have paid had it made monthly payments of $500,000 since July 1996 and to continue to make monthly payments of $500,000 through July 1997.

     In January 1997, the Company purchased from Great Lakes (i) a customer base consisting of approximately 7,000 customers that were subject to an agreement between Great Lakes and Tel-Save and (ii) a warrant to purchase 200,000 shares of Common Stock of Tel-Save in consideration of $1,200,000 in cash. In connection with such acquisition, the Company borrowed $1,200,000 from Tel-Save. In January 1997, Tel-Save repurchased the Tel-Save Warrants from the Company in consideration of $1,800,000 and credited the Company with such amount ($1,200,000 toward the Great Lakes acquisition and $600,000 toward the Company's outstanding principal balance under the Acquisition Loan). The $600,000 reduction of debt has been accounted for as a contribution to paid-in-capital by Tel-Save. No value has been assigned to the customer base acquired from Great Lakes.

  Accounts Payable Conversion

     In June 1996, the Company converted certain accounts payable to WorldCom into a promissory note in the principal amount of $566,917 bearing interest at a rate of 15% per annum. In December 1996, the Company cancelled the prior note and converted additional accounts payable to WorldCom into a single promissory note in principal amount of $1,253,798 bearing interest at the rate of 16% per annum. The promissory note provides for the Company to make equal monthly payments of $113,758 to WorldCom until December 20, 1997.

  Public Offering

     The Board has authorized the filing of a registration statement relating to a public offering of 1,250,000 shares of Common Stock and 1,250,000 redeemable common stock purchase warrants ('Redeemable Warrants'). In addition to the issuance and sale of 1,250,000 shares of Common Stock, up to 187,500 additional shares and/or 187,500 Redeemable Warrants may be sold by the underwriters pursuant to an over-allotment option.

  Note Payable

     In May 1996, the Company entered into an agreement with a financial institution to borrow $50,000. The loan bears interest at the prime rate plus 2% and matures on May 2, 1997. The loan is collateralized by all the Company's equipment, machinery, furniture and intangibles and is personally guaranteed by the Company's president.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Group Long Distance, Inc.

We have audited the accompanying Historical Statements of Income and Direct Operating Expenses exclusive of items not comparable to the proposed future operations of the customer base of Adventures in Telecom, Inc. for each of the two years in the period ended April 30, 1996. These statements are the responsibility of the management of Group Long Distance, Inc. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form SB-2 of Group Long Distance, Inc.) as described in Note A and are not intended to be a complete presentation of Adventures in Telecom, Inc.'s revenues and expenses.

In our opinion, the statements referred to above present fairly, in all material respects, the operating income and direct operating expenses described in Note A of Adventures in Telecom, Inc. for each of the two years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.

Fort Lauderdale, Florida                                      GRANT THORNTON LLP
October 4, 1996

                          ADVENTURES IN TELECOM, INC.

              HISTORICAL STATEMENTS OF INCOME AND DIRECT OPERATING
               EXPENSES EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE
                PROPOSED FUTURE OPERATIONS OF THE CUSTOMER BASE

                                                                                       FOR THE YEAR ENDED APRIL
                                                                                                 30,
                                                                                      --------------------------
                                                                                         1996           1995
                                                                                      -----------    -----------
Revenues...........................................................................   $24,502,517    $11,256,362
Direct operating expenses
  Telephone expense................................................................    17,606,574      8,295,237
                                                                                      -----------    -----------
  Operating income exclusive of items not comparable to the proposed future
     operations of the property....................................................   $ 6,895,943    $ 2,961,125
                                                                                      -----------    -----------
                                                                                      -----------    -----------

NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

     Adventures-in-Telecom, Inc. ('AIT') is a corporation formed to hold a customer base (which is broken down by groups called 'partitions') that was acquired from a division of another telecommunications company. These operations are not divisible from the larger entity, and complete financial information is not readily available for AIT's operations nor is it comparable to the proposed future operations of this customer base. Accordingly, it is impracticable to prepare the full financial statements required by Regulation S-X. The audited statements include only the direct income and direct operating expense of servicing this customer base. Amounts of selling general, and administrative expenses expected after the acquisition are reflected in the pro forma statements of operations.

NOTE B--REVENUES

     In 1995, the servicing of certain customer partitions began at different times throughout the year. However, during 1996 the majority of these customer partitions were serviced for the entire year. As a result, revenues increased significantly in 1996 as compared to 1995.

                           GROUP LONG DISTANCE, INC.

                         PRO FORMA FINANCIAL STATEMENTS

     In July 1996, Group Long Distance, Inc. ('GLD') acquired
Adventures-in-Telecom, Inc., ('AIT') whose assets consisted of a customer base of approximately 30,000 customers and related accounts receivable.

     The following unaudited pro forma statement of operations for the year ended April 30, 1996, and the nine months ended January 31, 1997 are presented as if Group Long Distance had acquired AIT on May 1, 1995. Selling, general, and administrative expenses have been adjusted to reflect the incremental costs to operate this customer base within GLD's organizational structure. No pro forma balance sheet has been presented since the acquisition occurred prior to January 31, 1997.

     Pro forma information is not necessarily indicative of what the Company's results of operations actually would have been if these transactions had in fact occurred on the dates indicated.

                           GROUP LONG DISTANCE, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1996
                                  (UNAUDITED)

                                                    GROUP LONG     ADVENTURES
                                                     DISTANCE      IN TELECOM      PRO FORMA          TOTAL
                                                       INC.           INC.        ADJUSTMENTS       PRO FORMA
                                                    -----------    -----------    -----------      -----------
Revenues.........................................   $12,364,643    $24,502,517    $        --      $36,867,160
Cost of sales....................................     9,009,131     17,606,574             --       26,615,705
                                                    -----------    -----------    -----------      -----------
  Gross profit...................................     3,355,512      6,895,943             --       10,251,455
                                                    -----------    -----------    -----------      -----------
Selling, general and administrative expenses.....     2,968,597             --        600,000(1)     9,269,162
                                                                                      735,076(2)
                                                                                      153,141(3)
                                                                                      205,348(4)
                                                                                      365,000(5)
                                                                                    4,242,000(6)
Interest expense (net)...........................        19,050             --        342,000(7)       361,050
                                                    -----------    -----------    -----------      -----------
  Earnings before income taxes...................       367,865      6,895,943     (6,642,565)         621,243
Income tax expense...............................       169,900             --        548,665(8)       718,565
                                                    -----------    -----------    -----------      -----------
  Net earnings (loss)............................   $   197,965    $ 6,895,943    $(7,191,230)     $   (97,322)
                                                    -----------    -----------    -----------      -----------
                                                    -----------    -----------    -----------      -----------
Earnings (loss) per common and common equivalent
  share..........................................   $       .10                                    $      (.04)
                                                    -----------                                    -----------
                                                    -----------                                    -----------
Weighted average number of shares outstanding....     2,018,474                       155,000        2,173,474
                                                    -----------                   -----------      -----------
                                                    -----------                   -----------      -----------

------------------

1) To record commission expense payable to agents on '800' and '1 plus' revenues.

2) To record provision for bad debt on additional revenues. This provision is based on the Company's historical experience of 3% of revenues.

3) In connection with the AIT Acquisition, the Company entered into a management contract with Telscape International, Inc. ('Telscape'), pursuant to which the Company paid a fee of 1.5% of gross monthly billing to Telscape for management services, including handling of inbound customer service calls, processing of customer adjustments, calculation of commissions and coordination of agent accounts. The management contract was terminated in September 1996. The pro forma presentation has been adjusted to record a management fee expense equal to 1.5% of revenues in accordance with the management contract.

4) To record payroll expense for new customer service, accounting and management employees to be hired after the expiration of the management contract (see 3 above).

5) To record miscellaneous selling, general and administrative expenses. This amount includes estimates for telephone system upgrades and related charges, computer system upgrades, advertising, professional fees and other items.

6)  To record amortization expense of the AIT customer base acquisition cost.

7)  To record interest on the Acquisition Loan.

8)  To record taxes on additional pre-tax income.

                           GROUP LONG DISTANCE, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED JANUARY 31, 1997
                                  (UNAUDITED)

                                                        HISTORICAL
                                                         STATEMENT      ADVENTURES IN     PRO FORMA         TOTAL
                                                       OF OPERATIONS    TELECOM, INC.    ADJUSTMENTS      PRO FORMA
                                                       -------------    -------------    -----------     -----------
Revenues............................................   $  17,098,542     $ 1,549,888     $        --     $18,648,430
Cost of sales.......................................      12,512,943       1,120,445              --      13,633,388
                                                       -------------    -------------    -----------     -----------
  Gross profit......................................       4,585,599         429,443              --       5,015,042
                                                       -------------    -------------    -----------     -----------
Selling, general and administrative expenses........       6,426,609              --          35,579(1)    6,915,853
                                                                                              46,497(2)
                                                                                              23,248(3)
                                                                                              30,420(4)
                                                                                             353,500(5)
Interest expense, net...............................         307,392              --          28,239(6)      335,631
                                                       -------------    -------------    -----------     -----------
  Earnings before income taxes......................      (2,148,402)        429,443        (517,483)     (2,236,442)
Income tax expense..................................              --              --              --              --
                                                       -------------    -------------    -----------     -----------
  Net earnings......................................   $  (2,148,402)    $   429,443     $  (517,483)    $(2,236,442)

                                                       -------------    -------------    -----------     -----------
                                                       -------------    -------------    -----------     -----------
Earnings per common and common equivalent share.....   $        (.97)                                    $      (.99)
                                                       -------------                                     -----------
                                                       -------------                                     -----------

Weighted average number of shares outstanding.......       2,222,917                          38,905       2,261,822
                                                       -------------                     -----------     -----------
                                                       -------------                     -----------     -----------

------------------
1) To record commission expense payable to agents on '800' and '1 plus' revenues.

2) To record provision for bad debt on additional revenues. This provision is based on the Company's historical experience of 3% of revenues.

3) In connection with the AIT Acquisition, the Company entered into a management contract with Telscape, pursuant to which the Company paid a fee of 1.5% of gross monthly billing to Telscape for management services. The management contract was terminated in September 1996. The pro forma presentation has been adjusted to record a management fee expense equal to 1.5% of revenues in accordance with the management contract.

4) To record miscellaneous selling, general and administrative expenses. This amount includes estimates for telephone system upgrades and related charges, computer system upgrades, advertising, professional fees and other items.

5)  To record amortization expense of the AIT customer base acquisition cost.

6)  To record interest on the AIT Acquisition Loan.

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            ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     7
Concurrent Offering............................    16
Use of Proceeds................................    17
Price Range of Common Stock....................    18
Capitalization.................................    19
Dilution.......................................    20
Selected Financial Data........................    21
Pro Forma Financial Statements.................    22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    25
Business.......................................    32
Management.....................................    42
Principal Stockholders.........................    46
Certain Transactions...........................    48
Description of Securities......................    50
Shares Eligible for Future Sale................    51
Underwriting...................................    53
Legal Matters..................................    54
Experts........................................    54
Additional Information.........................    55
Index to Financial Statements..................   F-1


                           ------------------------

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                        [LOGO]GROUP LONG DISTANCE, INC.

                       1,250,000 SHARES OF COMMON STOCK
                                      AND
                         1,250,000 REDEEMABLE WARRANTS



                           ------------------------
                                  PROSPECTUS
                           ------------------------



                            LT LAWRENCE & CO., INC.


                                MARCH 24, 1997

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